Exhibit 2.2

EXECUTION VERSION

PURCHASE AND ASSUMPTION AGREEMENT

BETWEEN

FIRST FINANCIAL BANK, N.A.

(“BUYER”),

FLAGSTAR BANK, FSB

(“SELLER”)

AND

FLAGSTAR BANCORP, INC. (“SELLER PARENT”),

solely with respect to Sections 14(b) (Non-solicitation and Non-compete), 28 (Governing Law), 30 (Parties in Interest; Third Party Beneficiaries), 32 (Specific Performance), 33 (Assignability), 37 (Exclusive Dealing), 39 (Waiver of Jury Trial) and 40 (Representations and Warranties of Seller Parent)

DATED

AUGUST 15, 2011

PURCHASE AND ASSUMPTION AGREEMENT - FIRST FINANCIAL BANK, N.A (“BUYER”), FLAGSTAR BANK, FSB (“SELLER”) AND FLAGSTAR BANCORP, INC. (“SELLER PARENT”) DATED AUGUST 15, 2011

i

PURCHASE AND ASSUMPTION AGREEMENT

DATE:	August 15, 2011

PARTIES:	First Financial Bank, N.A. (the “Buyer”)

Flagstar Bank, FSB (the “Seller”)

Flagstar Bancorp, Inc. (the “Seller Parent”) solely with respect to Sections 14(b) (Non-solicitation and Non-compete), 28 (Governing Law), 30 (Parties in Interest; Third Party Beneficiaries), 32 (Specific Performance), 33 (Assignability), 37(a) (Exclusive Dealing), 39 (Waiver of Jury Trial) and 40 (Representations and Warranties of Seller Parent)

RECITALS:

At the Closing (as hereinafter defined), Seller is willing to sell, and Buyer is willing to purchase, the Assets (as hereinafter defined), and Buyer is willing to assume and discharge the Liabilities (as hereinafter defined) upon the terms and subject to the conditions set forth in this Purchase and Assumption Agreement (the “Agreement”).

Capitalized terms used herein have the respective meanings set forth on Annex I attached hereto. All accounting terms not otherwise defined herein shall have the respective meanings assigned to them in accordance with consistently applied GAAP.

AGREEMENTS:

In consideration of the mutual covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Purchase and Sale of Assets.

(a) At the Closing, subject to the terms and conditions hereof and on the basis of and subject to the representations, warranties, covenants and agreements herein contained, including the assumption by Buyer of the Liabilities, Seller will grant, sell, convey, assign, transfer and deliver to Buyer, and Buyer will buy, accept and receive from Seller, all of Seller’s right, title and interest, free and clear of all Liens (excluding Permitted Liens), in and to the following assets:

(1) The real estate owned in fee by Seller and described in Schedule 1(a)(1) and all improvements to such property purchased, installed or constructed by or on behalf of Seller and used in connection with the operation or maintenance of the Branches, including, without limitation, buildings, structures, parking facilities, drive-in teller facilities (collectively, the “Premises”);

(2) All of the personal property of Seller located at the Branches described in Schedule 1(a)(2), or affixed to the Premises, including, without limitation, the furniture, trade fixtures, equipment, shelving, on-premises ATMs, security systems, vaults, telephone numbers, sign structures (exclusive of signage containing any trade name, trade dress, trademark or service mark, if any, of Seller), and supplies (excluding any items consumed or disposed of and all items containing any trade name, trade dress, trademark or service mark, if any, of Seller, but including new items acquired or obtained, in the ordinary course of the operation of the Branches through the Closing Date) (collectively, the “Personal Property”). The Personal Property is set forth in Schedule 1(a)(2) and shall be updated as of the Closing Date;

PURCHASE AND ASSUMPTION AGREEMENT - FIRST FINANCIAL BANK, N.A (“BUYER”), FLAGSTAR BANK, FSB (“SELLER”) AND FLAGSTAR BANCORP, INC. (“SELLER PARENT”) DATED AUGUST 15, 2011

(3) All cash on hand at the Branches, including, without limitation, vault and teller cash, petty cash, on-premises ATM cash, prepaid postage, coin counter cash, cash items in the process of collection, and cash equivalents held at the Branches (collectively, the “Cash on Hand”);

(4) Branch Lease Security Deposits, as applicable, relating to the Branch Leases which Branch Leases are identified in Schedule 1(a)(4);

(5) Prepaid expenses, including rents and utilities, as set forth on Schedule 1(a)(5), which Schedule 1(a)(5) shall be updated as of the Closing Date (the “Prepaid Expenses”);

(6) The Branch Leases, licenses, contracts and other agreements identified on Schedule 1(a)(6) that relate to the Branches (“Assigned Contracts”);

(7) The Records;

(8) The rights of action and claims related to the Assets and all rights of Seller under express or implied warranties given or made in connection with the Assets; and

(9) The Additional Assets (as defined below), if any.

The foregoing assets in (1) through (9) will be referred to collectively as the “Assets.” Buyer shall succeed to all rights, title, benefits and interests in and to the Assets as of the Closing, and shall be entitled to receive all benefits therefrom from and after the Closing.

(b) No later than two (2) Business Days prior to the Closing Date, Seller may agree to grant, sell, convey, assign, transfer and deliver to Buyer, and Buyer may agree to purchase and accept from Seller, such additional assets of Seller (“Additional Assets”) as the parties may mutually agree, on such terms and conditions (including, without limitation, the valuation thereof and appropriate representations and warranties with respect thereto) as may be mutually agreed upon by the parties and set forth on Schedule 1(b). Such additional consideration for any Additional Assets will be added to the Purchase Price. Buyer will not purchase any assets of Seller under this Agreement other than the Assets and any Additional Assets, if any.

2. Assumption of Liabilities; Excluded Liabilities.

(a) As of and after the Closing, subject to satisfaction of the terms and conditions hereof, including the transfer of the Assets to Buyer, Buyer will assume only the following liabilities of Seller:

(1) the Deposit Liabilities, including IRA and Keogh Accounts to the extent contemplated by Section 2(c), as identified on Schedule 2(a)(1);

(2) the Assigned Contracts, if such Assigned Contracts are actually assigned to Buyer in accordance with their terms;

PURCHASE AND ASSUMPTION AGREEMENT - FIRST FINANCIAL BANK, N.A (“BUYER”), FLAGSTAR BANK, FSB (“SELLER”) AND FLAGSTAR BANCORP, INC. (“SELLER PARENT”) DATED AUGUST 15, 2011

(3) The accrued liabilities, if any, described in Schedule 2(a)(3) (the “Accrued Liabilities”);

(4) The obligations expressly assumed by Buyer under Section 15(l) of this Agreement, which under no circumstance shall include any liability or obligation for any employment, change-in-control or other severance agreement or any payments under any Employee Benefit Plan of Seller and/or Seller Parent, including, but not limited to, bonus or incentive programs; and

(5) Taxes Buyer is responsible for under Section 20 and any taxes with respect to the Assets or the Branches for any taxable period (or portion thereof) that begins after the Closing Date.

The foregoing liabilities set forth in (1) through (5) only will be referred to collectively as the “Liabilities.”

(b) Notwithstanding anything to the contrary in this Agreement, other than the Liabilities, which Buyer is expressly assuming pursuant to this Agreement, Buyer shall not assume or be bound by any duties, responsibilities, obligations or liabilities of Seller, or of any of its Affiliates, of any kind or nature, known, unknown, contingent or otherwise, including, without limitation, (i) those attributable to any acts or omissions to act taken or omitted to be taken by Seller (or any of its Affiliates) prior to the Closing Date and any Legal Proceedings that arise as a result thereof; (ii) for any Seller or Seller Parent tax liability, including, but not limited to, interest and penalties required to be paid by Seller or its successor, except as provided herein; (iii) any obligation of Seller to indemnify any Person; (iv) for any liability of Seller or any Affiliate under this Agreement or for costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby; (v) relating or arising out of any Excluded Deposit Liabilities; (vi) those having to do with or related to the employment or other similar relationship between Seller and Seller Parent on the one hand and their current, former or prospective employees, officers, directors, consultants and other agents, on the other hand, including, but not limited to, those relating to termination of employment or refusal to hire, termination or severance payments, and compensation (including commission and incentive payments), and those occurring under or related to any Employee Benefit Plan of Seller or any of its ERISA Affiliates; (vii) those related to any breaches of any Assigned Contracts that occurred, or are alleged to have occurred, prior to the Closing Date; and (viii) those arising from circumstances, events or conditions prior to the Closing Date and not expressly assumed hereunder (collectively the “Excluded Liabilities”).

(c)

(1) With respect to Deposit Liabilities in IRAs, Seller will use commercially reasonable efforts to cooperate with Buyer in taking any action reasonably necessary to accomplish either the appointment of Buyer as successor custodian or the delegation to Buyer (or to an Affiliate of Buyer) of Seller’s authority and responsibility as custodian of all such IRAs, including, but not limited to, sending to the depositors thereof appropriate notices, cooperating with Buyer in soliciting consents from such depositors, and filing any appropriate applications with applicable regulatory authorities. If, notwithstanding the foregoing, as of the Closing Date, Buyer shall be unable to retain Deposit Liabilities in respect of an IRA, such Deposit Liabilities shall be deemed to be “Excluded Liabilities” for purposes of this Agreement.

PURCHASE AND ASSUMPTION AGREEMENT - FIRST FINANCIAL BANK, N.A (“BUYER”), FLAGSTAR BANK, FSB (“SELLER”) AND FLAGSTAR BANCORP, INC. (“SELLER PARENT”) DATED AUGUST 15, 2011

(2) With respect to Deposit Liabilities in Keogh Accounts, Seller will use commercially reasonable efforts to cooperate with Buyer to invite depositors thereof to direct a transfer of each such depositor’s Keogh Account and the related Deposit Liabilities to Buyer, as trustee thereof, and to adopt Buyer’s form of Keogh “Master Plan” as a successor to that of Seller. With respect to any owner of a Keogh Account who does not adopt Buyer’s form of Keogh “Master Plan”, Seller will use commercially reasonable efforts in order to enable Buyer to retain such Keogh Accounts at the Branches. Buyer will assume no Keogh Accounts unless Buyer has received the documents, to its satisfaction, necessary for such assumption at or before the Closing. If, notwithstanding the foregoing, as of the Closing Date, Buyer shall be unable to retain Deposit Liabilities in respect of a Keogh Account, such Deposit Liabilities shall be deemed to be “Excluded Liabilities” for purposes of this Agreement.

3. Calculation and Allocation of Purchase Price.

(a) Purchase Price. Subject to Section 1(b) (with respect to Additional Assets), Section 3(b) and Section 3(d), the purchase price of the Assets (the “Purchase Price”) will be an amount equal to the sum of the following:

(1) The aggregate amount of the Net Book Value of the Premises as of the last day of the month end immediately preceding the Closing Date;

(2) Plus, the aggregate amount of the Net Book Value of the Personal Property as of the last day of the month end immediately preceding the Closing Date;

(3) Plus, the aggregate amount of the Cash on Hand on the Closing Date;

(4) Plus, the aggregate amount of the Branch Lease Security Deposits;

(5) Plus, the aggregate amount of the Prepaid Expenses as of the Closing Date;

(6) Plus, the “Deposit Premium” which shall be determined by multiplying (A) the lower of (i) the average of the daily total Deposit Liabilities at the Branches (but, for purposes of determining the Deposit Premium only, excluding specifically from the definition of Deposit Liabilities any brokered deposits, CDARS, Governmental Entity deposits, municipal deposits, state deposits, public hospital deposits or public school deposits, ) during the thirty (30) calendar day period immediately preceding the Closing Date, or (ii) total Deposit Liabilities as of the Closing Date; by (B) seven percent (7.0%); and

(7) Plus, the aggregate amount agreed upon by Seller and Buyer for the Additional Assets, if any.

(b) Adjustments of Purchase Price.

(1) Solely for purposes of facilitating the calculation of the cash due Buyer or Seller, as applicable, on the Closing Date, Seller shall provide to Buyer, five (5) Business Days prior to the Closing Date, a Draft Closing Statement substantially in the form of Exhibit A attached hereto.

PURCHASE AND ASSUMPTION AGREEMENT - FIRST FINANCIAL BANK, N.A (“BUYER”), FLAGSTAR BANK, FSB (“SELLER”) AND FLAGSTAR BANCORP, INC. (“SELLER PARENT”) DATED AUGUST 15, 2011

(2) On or before 12:00 noon Eastern Time on the thirtieth (30th) calendar day following the Closing Date (the “Adjustment Date”), Seller shall deliver to Buyer the Final Closing Statement and Seller shall make available to Buyer such work papers, schedules and other supporting data used to calculate and prepare the Final Closing Statement as may be requested by Buyer to enable Buyer to verify such determinations set forth in the Final Closing Statement.

(3) If, within forty-five (45) calendar days following the date of receipt by Buyer of the Final Closing Statement, Buyer does not dispute any items contained in the Final Closing Statement or omitted therefrom, then the Final Closing Statement and any Adjusted Payment Amount shall be final and binding upon the parties. In the event that Buyer disputes any items contained in the Final Closing Statement or omitted therefrom, such disputes shall be resolved in the following manner:

(A) Buyer shall notify Seller, in writing (the “Notice of Disagreement”) of such dispute(s) within forty-five (45) calendar days after Buyer’s receipt of the Final Closing Statement, which notice shall specify in reasonable detail the nature of the dispute(s), indicating those specific items that are in dispute (the “Disputed Items”). All items that are not Disputed Items shall be final and binding for all purposes hereunder.

(B) During the 45-day period following Seller’s receipt of a Notice of Disagreement from Buyer, Seller and Buyer shall use commercially reasonable efforts to resolve any Disputed Items. If, at the end of such 45-day period, the parties have reached written agreement with respect to all matters covered by a Notice of Disagreement, the Final Closing Statement shall be adjusted to reflect such written agreement and shall become final and binding upon the parties hereto.

(C) If, at the end of the 45-day period specified in Section 3(b)(3)(B) above, Buyer and Seller shall have failed to reach a written agreement with respect to all or any portion of such Disputed Items (those Disputed Items that remain in dispute at the end of such period are the “Unresolved Changes”), then Buyer and Seller shall promptly refer the Unresolved Changes to a mutually agreeable nationally recognized independent certified public accounting firm (the “Firm”) to make a determination as to the subject matter of the Unresolved Changes. If Buyer and Seller fail to agree on a Firm within thirty (30) days after the end of the 45-day period specified in Section 3(b)(3)(B) above, each of Buyer and Seller shall select a mutually agreeable nationally recognized independent certified public accounting firm which will select a third qualifying firm which shall be the Firm for all purposes of the Section 3(b)(3). The Firm shall be directed to issue its written decision as promptly as practicable and in any event within thirty (30) days following the submission of the Unresolved Changes to the Firm for resolution, and such decision shall be final and binding on the parties (the “Firm Determination”). Seller and Buyer each agree to fully cooperate with and provide any information requested by such Firm. In the event Unresolved Changes are submitted to the Firm for resolution as provided herein, the fees, charges and expenses of the Firm (the “Firm Expenses”) shall be borne and paid equally by Buyer and Seller.

(4) On or before 12:00 noon Eastern Time on the fifth (5th) Business Day after the Adjusted Payment Amount shall have become final and binding or, in the case of a dispute, the

PURCHASE AND ASSUMPTION AGREEMENT - FIRST FINANCIAL BANK, N.A (“BUYER”), FLAGSTAR BANK, FSB (“SELLER”) AND FLAGSTAR BANCORP, INC. (“SELLER PARENT”) DATED AUGUST 15, 2011

date of the resolution of the dispute pursuant to Section 3(b)(3) above, if the Adjusted Payment Amount is greater than the Estimated Payment Amount then Seller shall pay to Buyer an amount in dollars equal to such excess, plus interest on such excess amount from the Closing Date to but excluding the payment date, at the Federal Funds Rate, or if the Adjusted Payment Amount is less than the Estimated Payment Amount Buyer shall pay to Seller an amount in dollars equal to such shortfall, plus interest on such shortfall from the Closing Date to but excluding the payment date, at the Federal Funds Rate. If a payment is owed to Buyer pursuant to this Section 3(b)(4), such payment of the Adjusted Payment Amount shall be effected by wire transfer of immediately available funds from Seller to an account designated in writing by the Buyer within five (5) Business Days after the determination thereof. If a payment is owed to Seller pursuant to this Section 3(b)(4), such payment of the Adjusted Payment Amount shall be made by wire transfer of immediately available funds from Buyer to an account designated in writing by Seller within five (5) Business Days after the determination thereof.

(c) Allocation of the Purchase Price.

(1) Buyer shall prepare a proposed allocation of the Purchase Price among the Assets in accordance with Section 1060 of the Code, which proposed allocation shall be delivered to Seller for review and comment within sixty (60) days following the Closing Date (“Proposed Allocation Statement”). Seller shall provide to Buyer in writing within fifteen (15) Business Days of the receipt of such Proposed Allocation Statement any objections thereto.

(2) If, within fifteen (15) Business Days following the receipt of the Proposed Allocation Statement, Seller does not dispute any items contained in the Proposed Allocation Statement, then the Proposed Allocation Statement shall be final and binding upon the parties (“Final Allocation Determination”). In the event that Seller disputes any items contained in the Proposed Allocation Statement, such disputes shall be resolved in the following manner:

(A) Seller shall notify Buyer in writing (the “Notice of Allocation Disagreement”) of such dispute within fifteen (15) Business Days following Seller’s receipt of the Proposed Allocation Statement, which notice shall specify in reasonable detail the nature of the dispute, indicating those specific items that are in dispute (the “Seller Disputed Items”). All items that are not Seller Disputed Items shall be final and binding for all purposes hereunder.

(B) During the fifteen (15) Business Day period following Buyer’s receipt of a Notice of Allocation Disagreement, Seller and Buyer shall use commercially reasonable efforts to resolve any Seller Disputed Items. If, at the end of such fifteen (15) Business Day period, the parties have reached written agreement with respect to all matters covered by a Notice of Allocation Disagreement, the Proposed Allocation Statement shall be adjusted to reflect such written agreement and shall become the Final Allocation Determination.

(C) If, at the end of the fifteen (15) Business Day period specified in Section 3(c)(2)(B) above, Buyer and Seller shall have failed to reach a written agreement with respect to all or any portion of such Seller Disputed Items (those Seller Disputed Items that remain in dispute at the end of such period are the “Unresolved Allocation Changes”), then Buyer and Seller shall promptly refer the Unresolved Allocation

PURCHASE AND ASSUMPTION AGREEMENT - FIRST FINANCIAL BANK, N.A (“BUYER”), FLAGSTAR BANK, FSB (“SELLER”) AND FLAGSTAR BANCORP, INC. (“SELLER PARENT”) DATED AUGUST 15, 2011

Changes to a mutually agreeable Firm to make a determination as to the subject matter of the Unresolved Allocation Changes. If Buyer and Seller fail to agree on a Firm within 15 days after the end of the fifteen (15) Business Day period specified in Section 3(c)(2)(B) above, each of Buyer and Seller shall select a mutually agreeable nationally recognized independent certified public accounting firm which will select a third qualifying firm which shall be the Firm for all purposes of the Section 3(c)(2). The Firm shall issue its written decision as promptly as practicable and in any event within 15 days following the submission of the Unresolved Allocation Changes to the Firm for resolution, and such decision shall be final and binding on the parties and become the Final Allocation Determination. In the event Unresolved Allocation Changes are submitted to the Firm for resolution as provided herein, the costs of engaging the Firm shall be paid by Buyer and Seller equally.

(3) Buyer and Seller and their Affiliates shall file all tax returns (including, but not limited to, Internal Revenue Service Form 8594) in all respects and for all purposes consistent with such Final Allocation Determination. Seller shall use commercially reasonably efforts to deliver to Buyer all such documents and other information as Buyer may reasonably request in order to prepare the Proposed Allocation Statement contemplated by Section 3(c)(1) above and any tax returns for taxable periods beginning on or after the Closing Date. No party shall take any position (whether in audits, tax returns or otherwise) that is inconsistent with such Final Allocation Determination, unless required to do so by applicable Legal Requirement.

(d) Proration; Other Closing Date Adjustments.

(1) Except as otherwise specifically provided in this Agreement, it is the intention of the parties that Seller will operate the Branches for its own account until 11:59 p.m., Eastern Time, on the Closing Date, and that Buyer shall operate the Branches, hold the Assets, and assume the Liabilities for its own account after the Closing Date. Thus, except as otherwise specifically provided for in this Agreement, items of income and expense shall be prorated as of 11:59 p.m., Eastern Time, on the Closing Date, and settled between Seller and Buyer on the Closing Date, whether or not such adjustment would normally be made as of such time. Items of proration will be handled at the Closing as an adjustment to the Purchase Price unless otherwise agreed by the parties hereto.

(2) For purposes of this Agreement, items of proration and other adjustments shall include, but not be limited to: (i) rental payments under the Branch Leases; (ii) personal and real property taxes and assessments; and (iii) other Prepaid Expenses and items, and accrued but unpaid liabilities, as of 11:59 p.m. Eastern Time, on the Closing Date.

4. Payment of the Purchase Price.

(a) At the Closing, (i) if the Estimated Payment Amount as set forth on the Draft Closing Statement is a positive amount, Seller shall pay to Buyer an amount in dollars equal to such positive amount, or (ii) if the Estimated Payment Amount as set forth on the Draft Closing Statement is a negative amount, Buyer shall pay to Seller an amount in dollars equal to the absolute value of such negative amount.

PURCHASE AND ASSUMPTION AGREEMENT - FIRST FINANCIAL BANK, N.A (“BUYER”), FLAGSTAR BANK, FSB (“SELLER”) AND FLAGSTAR BANCORP, INC. (“SELLER PARENT”) DATED AUGUST 15, 2011

(b) All payments to be made hereunder by one party to the other shall be made by wire transfer of immediately available funds (to such account as the appropriate party shall advise not later than two (2) Business Days prior to the Closing Date) on or before 12:00 noon Eastern Time on the date of payment.

(c) If any instrument of transfer contemplated herein shall be recorded in any public record before the Closing and thereafter the Closing does not occur, then at the request of such transferring party the other party will deliver (or execute and deliver) such instruments and take such other action as such transferring party shall reasonably request to revoke such purported transfer.

5. Closing.

(a) The consummation of the transactions contemplated by this Agreement (the “Closing”) will be held at Buyer’s offices at 201 East Fourth Street, Suite 1900, Cincinnati, Ohio 45209, or at such location as the parties may mutually agree upon, as soon as reasonably practicable following the satisfaction or, where legally permitted, the waiver of the conditions set forth in Section 7 and Section 8. The Closing may occur on December 9, 2011, at Buyer’s option and with the consent of Seller, or such later date as may be mutually agreed to by the Parties (such date, the “Closing Date”).

(b) Unless the parties agree pursuant to Section 15(b) that the conversion of the data processing with respect to the Branches and the Assets and Liabilities will be performed other than on the weekend immediately following the Closing Date, the Closing Date shall be on a Friday and the conversion will be completed prior to the opening of business on the following Monday.

6. Buyer’s and Seller’s Closing Deliverables.

(a) At the Closing, Seller shall deliver to Buyer the following:

(1) The deeds substantially in the form of Exhibit B attached hereto and all other instruments of conveyance as may be necessary to sell, transfer and convey all right, title and interest in and to the Premises to Buyer;

(2) A bill of sale substantially in the form of Exhibit C attached hereto pursuant to which the Personal Property shall be transferred to Buyer;

(3) Subject to Section 18, a lease assignment and assumption agreement substantially in the form of Exhibit D attached hereto, with respect to each of the Branch Leases (the “Lease Assignments”);

(4) The Assigned Contracts, Required Consents and other written agreements, contracts, leases and other documentation that relate to the Assets and Liabilities;

(5) A certificate duly executed by the Secretary of Seller substantially in the form of Exhibit E attached hereto pursuant to which such officer shall certify to (i) the due adoption by Seller’s board of directors of resolutions attached to such certificate authorizing the execution and delivery of this Agreement and the taking of all actions contemplated hereby, and (ii) the incumbency and true signatures of those officers of Seller duly authorized to act on its behalf in connection with the transaction contemplated by this Agreement and to execute and deliver this Agreement and the taking of all actions contemplated hereby on behalf of Seller;

PURCHASE AND ASSUMPTION AGREEMENT - FIRST FINANCIAL BANK, N.A (“BUYER”), FLAGSTAR BANK, FSB (“SELLER”) AND FLAGSTAR BANCORP, INC. (“SELLER PARENT”) DATED AUGUST 15, 2011

(6) The Records;

(7) Such instruments of assumption of Liabilities as are required to effectively assign and transfer the obligations for the Liabilities to the Buyer and for Buyer to assume those Liabilities as provided herein, including, without limitation, an assignment and assumption agreement in substantially the form set forth on Exhibit F attached hereto with respect to the Liabilities, duly executed by Seller and Buyer (the “Assignment and Assumption Agreement”);

(8) A written “bring-down” of Schedule 2(a)(1) dated as of the Closing Date;

(9) Seller’s resignation as trustee or custodian, as applicable, with respect to each IRA and/or Keogh Accounts, which is part of the Deposit Liabilities and designation of Buyer as successor trustee or custodian with respect thereto, as contemplated by Section 2(c), in substantially the form of Exhibit G attached hereto;

(10) The certificate of Seller’s Chief Executive Officer required by Section 8(g), in substantially the form of Exhibit H attached hereto;

(11) The Draft Closing Statement (which shall have been furnished to Buyer no later than the fifth Business Day prior to the Closing Date);

(12) Originals or copies of the Branch Leases fully executed by each party thereto, as listed on Schedule 1(a)(4);

(13) Executed consents of the landlords, lessors and other third parties, as applicable, necessary to assign the Branch Leases and Assigned Contracts to Buyer, subject to Section 18 hereof, in substantially the form of Exhibit I attached hereto;

(14) An ALTA form of owner policy of title insurance issued by the Title Company for the Premises, naming Buyer as insured having an effective date as of the Closing Date, in form and substance in accordance with Section 15(p);

(15) A certification of non-foreign status meeting the requirements of Treasury Regulation 1.1445-2(b)(2), duly executed and acknowledged substantially in the form of the sample certificates set forth in Treasury Regulation Section 1.1445-2(b)(2)(iv) and in substantially the form of Exhibit J attached hereto;

(16) Cash On Hand;

(17) Estimated Payment Amount, if any is then due from Seller;

(18) A complete set of keys for each Branch, including but not limited to keys for vaults and automated teller machines and combinations for all combination locks, appropriately tagged for identification and any vault manuals or specifications with respect to vaults and automated teller machines, as listed on Schedule 6(a)(18);

PURCHASE AND ASSUMPTION AGREEMENT - FIRST FINANCIAL BANK, N.A (“BUYER”), FLAGSTAR BANK, FSB (“SELLER”) AND FLAGSTAR BANCORP, INC. (“SELLER PARENT”) DATED AUGUST 15, 2011

(19) A list, certified to by an authorized officer of Seller (acting in his or her capacity as an officer of Seller and not as an individual), setting forth all garnishments, similar court orders, tax liens and orders of any Governmental Entity in effect with respect to the Deposit Liabilities;

(20) Such other Assets as shall be practicable for physical delivery; and

(21) Such other documents as the parties may determine are reasonably necessary to consummate the transactions contemplated hereby.

(b) At the Closing, Buyer will deliver to Seller the following:

(1) A certificate duly executed by the Secretary of Buyer substantially in the form of Exhibit K attached hereto pursuant to which such officer shall certify to (i) the due adoption by Buyer’s board of directors of resolutions attached to such certificate authorizing the execution and delivery of this Agreement and the taking of all actions contemplated hereby, and (ii) the incumbency and true signatures of those officers of Buyer duly authorized to act on its behalf in connection with the transaction contemplated by this Agreement and to execute and deliver this Agreement and to take all actions contemplated hereby on behalf of Buyer;

(2) Such instruments of assumption of Liabilities as are required to effectively assign and transfer the obligations for the Liabilities to the Buyer and for Buyer to assume those Liabilities as provided herein, including, without limitation, the Assignment and Assumption Agreement, duly executed by Buyer;

(3) The certificate of Buyer’s Chief Executive Officer as required by Section 7(g) and substantially in the form of Exhibit L;

(4) Evidence of the Buyer Regulatory Approvals and the satisfaction of all required conditions of such Buyer Regulatory Approvals;

(5) Buyer’s acceptance of its appointment as successor trustee or custodian, as applicable, of the IRA and/or Keogh Accounts, which are part of the Deposit Liabilities and the assumption of the fiduciary obligations of the trustee or custodian with respect thereto, as contemplated by Section 2(c);

(6) Estimated Payment Amount, if any is then due from Buyer; and

(7) Such other documents as the parties may determine are reasonably necessary to consummate the transactions contemplated hereby.

(c) Premises Filings. On the Closing Date, Seller and Buyer shall file or record, or cause to be filed or recorded, any and all documents necessary for the legal and equitable title to Premises as provided herein be duly vested in Buyer, and all such filing and recording fees shall be borne by the Buyer in accordance with Section 15(p) hereof.

PURCHASE AND ASSUMPTION AGREEMENT - FIRST FINANCIAL BANK, N.A (“BUYER”), FLAGSTAR BANK, FSB (“SELLER”) AND FLAGSTAR BANCORP, INC. (“SELLER PARENT”) DATED AUGUST 15, 2011

7. Conditions Precedent to Seller’s Obligations. The obligations of Seller to consummate the transactions contemplated by this Agreement are subject to the following conditions precedent that, at or before Closing, any one of which may be waived in writing by Seller:

(a) The Buyer Regulatory Approvals shall have been made or obtained and shall remain in full force and effect, and all statutory waiting periods applicable to the transactions contemplated hereby shall have expired or terminated;

(b) The Seller Regulatory Approvals shall have been made or obtained and shall remain in full force and effect, and all statutory waiting periods applicable to the transactions contemplated hereby shall have expired or terminated;

(c) Buyer shall have duly and timely performed its covenants and agreements required by this Agreement to be performed on or prior to the Closing Date in all material respects;

(d) Each of the representations and warranties of Buyer contained or referred to in this Agreement that are qualified as to materiality shall be true and correct and any such representations and warranties that are not so qualified shall be true and correct in all material respects, in each case, at the Closing as though made at the Closing (except to the extent such representations and warranties speak of an earlier date);

(e) No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Legal Requirement or Order (whether temporary, preliminary or permanent), which is in effect and which prohibits or makes illegal, or materially restricts, the consummation of the transactions contemplated by this Agreement or materially alters the terms of this Agreement;

(f) No Legal Proceedings shall have been instituted against Buyer, Seller Parent or Seller where the determination of liability against such party would reasonably be expected to have a Material Adverse Effect;

(g) There shall have been delivered to Seller a certificate confirming items in (b) and (c)-(f) above, dated as of the Closing Date, and signed on behalf of the Buyer by its Chief Executive Officer; and

(h) Buyer shall have delivered the closing deliverables set forth in Section 6(b).

8. Conditions Precedent to Buyer’s Obligations. The obligations of Buyer to consummate the transactions contemplated by this Agreement are subject to the following conditions precedent that, at or before Closing, any one of which may be waived in writing by Buyer:

(a) The Seller Notices shall have been made or obtained and shall remain in full force and effect, and all statutory waiting periods applicable to the transactions contemplated hereby shall have expired or terminated;

(b) The Buyer Regulatory Approvals shall have been made or obtained and shall remain in full force and effect, and all statutory waiting periods applicable to the transactions contemplated hereby shall have expired or terminated;

PURCHASE AND ASSUMPTION AGREEMENT - FIRST FINANCIAL BANK, N.A (“BUYER”), FLAGSTAR BANK, FSB (“SELLER”) AND FLAGSTAR BANCORP, INC. (“SELLER PARENT”) DATED AUGUST 15, 2011

(c) Seller shall have duly and timely performed its covenants and agreements required by this Agreement to be performed by Seller on or prior to the Closing Date in all material respects;

(d) Each of the representations and warranties of Seller contained or referred to in this Agreement that are qualified as to materiality shall be true and correct and any such representations and warranties that are not so qualified shall be true and correct in all material respects, in each case, at the Closing as though made at the Closing (except to the extent such representations and warranties speak of an earlier date);

(e) No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Legal Requirement or Order (whether temporary, preliminary or permanent), which is in effect and which prohibits or makes illegal, or materially impacts, the consummation of the transactions contemplated by this Agreement or materially alters the terms of this Agreement;

(f) No Legal Proceedings shall have been instituted against Buyer, Seller Parent or Seller where the determination of liability against such party would reasonably be expected to have a Material Adverse Effect;

(g) There shall have been delivered to Buyer a certificate confirming items (b)-(f) above, dated as of the Closing Date, and signed on behalf of the Seller by its Chief Executive Officer;

(h) Premises Condition.

(1) Subject to the terms of Section 14(f) below, Buyer (A) may obtain a Phase I Environmental Site Assessment report (“Buyer’s Phase I Report”) based on a “phase I environmental audit” and (B) may obtain a Phase 2 Environmental Site Assessment report (“Buyer’s Phase II Report”) “phase II environmental audit”. Buyer shall report to Seller the results of the Buyer’s Phase I Report and/or Buyer’s Phase II Report, together with any objections (an “Objection”) to any matter (including information made available to Buyer by Seller prior to the date of the Agreement as set forth on Schedule 9(d) related to the environmental condition of the Premises or the Branches that Buyer reasonably believes could, individually, or in the aggregate, (i) materially and adversely affect Buyer’s interest in or continued use of the Premises or the Branches as a branch, or (ii) have a Material Adverse Effect on Buyer. Buyer shall provide the report together with any Objections to Seller no later than sixty (60) calendar days after the date of this Agreement. If Buyer raises any Objections, Seller and Buyer shall address such Objection as set forth in Section 8(h)(2) below.

(2) If Buyer discovers any Objections that would, with respect to any particular Premise or Branch Lease, require the expenditure of $10,000 or more to cure or remediate, as determined by Buyer in its reasonable discretion, Buyer shall promptly give written notice thereof to Seller describing the Objection or Objections in detail and Seller may, in its sole and absolute discretion, cure such Objection(s) prior to the Closing, if cure is reasonably possible. If Seller is unable or unwilling to cure any such Objection to Buyer’s reasonable satisfaction, then in Buyer’s sole and absolute discretion, and upon written notice to Seller, such notice to be received by Seller no later than ten (10) calendar days after Buyer is notified in writing of Seller’s inability or unwillingness to cure any such Objection: (a) Buyer shall receive title or a leasehold interest in the Premises or Branch Lease, respectively, in their then existing condition with a corresponding

PURCHASE AND ASSUMPTION AGREEMENT - FIRST FINANCIAL BANK, N.A (“BUYER”), FLAGSTAR BANK, FSB (“SELLER”) AND FLAGSTAR BANCORP, INC. (“SELLER PARENT”) DATED AUGUST 15, 2011

adjustment to Purchase Price that is mutually agreeable to both parties in their sole and absolute discretion, or (b) Buyer may, in its sole and absolute discretion, terminate this Agreement solely with respect to such Premises or Branch Lease, and Buyer shall not be required to pay a Deposit Premium with respect to the Deposit Liabilities related to such Premise or Branch Lease (such Deposit Liabilities, the (“Environmentally Excluded Deposits”), or (c) Seller shall keep title to the Premises related to such Objection(s) and Buyer may lease such Premises from Seller on terms mutually agreeable to both parties with a corresponding mutually agreeable adjustment to the Purchase Price in their sole and absolute discretion.

(i) All Title Objections shall have been cured, waived by Buyer or become an Insured Exception, in each case, as contemplated by Section 15(p); and

(j) Seller shall have delivered the closing deliverables set forth in Section 6(a).

9. Representations and Warranties of Seller. Seller represents and warrants to Buyer as follows, subject to the exceptions disclosed in writing in the Seller Disclosure Schedule (which shall clearly specify the relevant section or subsection to which the disclosure applies) and delivered as of the date hereof:

(a) Corporate Organization. Seller is a federally chartered savings bank and is duly incorporated and validly existing under the laws of the United States, and is entitled to own its properties where such properties are now owned and operated and has the requisite corporate power and authority to conduct its business as now being conducted at the Branches. Seller is an insured depository institution pursuant to the provisions of the Federal Deposit Insurance Act, as amended.

(b) Title to Assets. Seller is the lawful owner of, or in the case of leased Assets, has a valid leasehold interest in, each of the Assets, and the Assets are not subject to any Lien other than Permitted Liens. Subject to and upon the execution of the documents of transfer, conveyance and assignment by Seller as provided herein at the Closing, and the receipt of the consents and approvals as set forth herein, Seller has the right to sell, convey, transfer, assign and deliver to Buyer all of Seller’s right, title and interest in and to the Assets free and clear of any Lien other than Permitted Liens and subject to the terms and conditions hereof, on the Closing Date, Buyer will acquire good and marketable title, or in the case of leased Assets, a valid leasehold interest, in and to all of the Assets free and clear of any Lien other than Permitted Liens.

(c) Premises. Other than the Premises, the Assets do not include any ownership interest in real property. The Branches constitute all of the real estate owned or leased by Seller on which Seller maintains the Branches.

(d) Environmental Matters.

(1) The Branches have been operated by Seller in material compliance with all Applicable Environmental Laws, including but not limited to Legal Requirements relating to the use, handling, release, storage and disposal of Hazardous Substances. Seller has not, in violation of any Legal Requirement, used, handled, stored or disposed of Hazardous Substances on the Premises, nor has Seller, in violation of any Legal Requirement, discharged or released any Hazardous Substances upon the Premises, in violation of any Applicable Environmental Laws or that would require remedial action or otherwise impose liability. To Seller’s Knowledge, no

PURCHASE AND ASSUMPTION AGREEMENT - FIRST FINANCIAL BANK, N.A (“BUYER”), FLAGSTAR BANK, FSB (“SELLER”) AND FLAGSTAR BANCORP, INC. (“SELLER PARENT”) DATED AUGUST 15, 2011

other party has, in violation of any Legal Requirement, engaged in any such use, handling, storage, disposal, discharge, or release of any Hazardous Substance on any Premise. To Seller’s Knowledge and except as may have been disclosed in the environmental reports previously provided to Buyer and attached to the Seller Disclosure Schedule, the Branches have been and are free of any Hazardous Substances, soil, soil vapor, and groundwater contamination in violation of any Legal Requirement, or any underground or above-ground storage tanks, disposal pits, landfills, surface impoundments, clarifiers, leachfields, septic tanks, and wells.

(2) There are no legal, administrative, arbitration or other proceedings, lawsuits, written notices of violations, claims, actions, causes of action, environmental investigations or remediation activities, private or governmental, of any nature seeking to impose, or that reasonably could be expected to result in the imposition, on the Seller any material liability or obligation under any Applicable Environmental Laws relating to the Premises pending or, to the Knowledge of Seller, threatened against Seller. To the Knowledge of Seller, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation on Seller. Neither Seller nor any of the Premises is subject to any agreement, order, award, judgment, decree, letter or memorandum by or with any Governmental Entity or third party imposing any material unsatisfied liability or unmet obligation pursuant to or under any Applicable Environmental Laws.

(e) Deposit Liabilities. The deposit agreements and other documents relating to the Deposit Liabilities to be delivered or made available to Buyer will be those that are necessary to establish the amounts or other terms of the Deposit Liabilities, that will govern the terms of the Deposit Liability accounts and that evidence the Deposit Liabilities. The Deposit Liabilities are genuine and enforceable obligations of Seller and have been originated or extended and administered in all material respects in compliance with the documents governing the relevant type of Deposit Liabilities and all Legal Requirements, including without limitation, the Truth in Savings Act and regulations promulgated thereunder. The Deposit Liabilities are insured by the FDIC through the Deposit Insurance Fund to the fullest extent provided for by applicable Legal Requirement and all premiums and assessments required to be paid in connection with such insurance have been paid when due. All of the Deposit Liabilities are transferable at the Closing to Buyer, and, to the Knowledge of Seller, there are no Deposit Liabilities that are subject to any Order of any Governmental Entity. All interest has been properly accrued on the Deposit Liabilities and Seller’s records accurately reflect such accrual of interest.

(f) Branch Business.

(1) The business at the Branches or relating to the Assets or the Liabilities has been conducted in material compliance with all Legal Requirements.

(2) There are no Legal Proceedings or Orders entered, promulgated or pending or, to the Knowledge of Seller, threatened, against or affecting the Assets or Liabilities, or the business conducted by Seller at any of the Branches, at law or in equity or otherwise, and there are no material unsatisfied judgments of record against Seller related to the Assets or Liabilities. There are no material obligations or liabilities (whether or not accrued, contingent or otherwise) or, to the Knowledge of Seller, facts or circumstances that would reasonably be expected to result in any claims against or obligations or liabilities of Seller with respect to the Branches, the Assets or Liabilities.

PURCHASE AND ASSUMPTION AGREEMENT - FIRST FINANCIAL BANK, N.A (“BUYER”), FLAGSTAR BANK, FSB (“SELLER”) AND FLAGSTAR BANCORP, INC. (“SELLER PARENT”) DATED AUGUST 15, 2011

(g) Regulatory Approval; Regulatory Agreement.

(1) There are no pending or, to the Knowledge of Seller, threatened Legal Proceedings involving Seller Parent or Seller before any Governmental Entity that would reasonably be expected to (a) have the effect of materially hindering or delaying the Closing, (b) materially affect the ability of the parties hereto to consummate the transactions contemplated hereby, or (c) materially impose restrictions, limitations or obligations on the Assets, Liabilities, Branches or the conduct of the business by Buyer at the Branches following the Closing.

(2) Neither Seller Parent nor Seller has received any oral or written indication from any Governmental Entity that such Governmental Entity would oppose or refuse regulatory approval regarding the execution of this Agreement by Seller Parent or Seller and the consummation of the transactions contemplated herein by Seller or Seller Parent.

(3) Neither Seller nor Seller Parent is subject to any cease-and-desist or other order issued by, or a party to any written agreement, consent agreement or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or subject to any order or written directive by, or been a recipient of any supervisory letter from, or has adopted any board resolutions at the request of, any Governmental Entity (each of the foregoing, a “Regulatory Agreement”), nor has the Seller been advised in writing by any Governmental Entity that it is considering issuing or requesting any Regulatory Agreement that, in each case, would reasonably be expected to (a) have the effect of materially hindering or delaying the Closing, (b) materially affect the ability of the parties hereto to consummate the transactions contemplated hereby, or (c) materially impose restrictions, limitations or obligations on the Assets, Liabilities, Branches or the conduct of the business by Buyer at the Branches following the Closing. The Regulatory Agreements set forth on the Seller Disclosure Schedule remain in full force and effect as of the date hereof.

(4) Seller has been in material compliance and continues to be in material compliance as of the date hereof with the Regulatory Agreements set forth on of the Seller Disclosure Schedule.

(h) Power, Authority and Enforceability. Seller has the corporate power and authority to enter into, deliver and perform this Agreement and any instruments or other documents executed pursuant hereto. This Agreement and any instruments or other documents executed pursuant hereto, and the execution, delivery and performance hereof and thereof have been duly authorized and approved by all necessary corporate action on the part of Seller. This Agreement has been duly and validly executed and delivered by Seller and, assuming due authorization, execution and delivery by Buyer, constitutes a valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as enforcement may be limited by receivership, conservatorship and supervisory powers of bank regulatory agencies generally, as well as bankruptcy, insolvency, reorganization, moratorium or other laws of general applicability relating to or affecting creditors’ rights, or the limiting effect of rules of law governing specific performance, equitable relief and other equitable remedies or the waiver of rights or remedies.

(i) No Conflict. The execution, delivery and performance of this Agreement and any instruments and documents executed pursuant hereto by Seller do not, and will not:

(1) violate any provision of the charter, bylaws or other organizational documents of Seller;

PURCHASE AND ASSUMPTION AGREEMENT - FIRST FINANCIAL BANK, N.A (“BUYER”), FLAGSTAR BANK, FSB (“SELLER”) AND FLAGSTAR BANCORP, INC. (“SELLER PARENT”) DATED AUGUST 15, 2011

(2) subject to the receipt of all Regulatory Approvals required by this Agreement as set forth in Section 9(i) of the Seller Disclosure Schedule (the “Seller Notices”), constitute a breach or violation of, or default under, any Legal Requirement, Order or Government Authorization to which Seller is subject, which breach, violation or default, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect;

(3) subject to the receipt of all consents required by this Agreement as set forth on the Seller Disclosure Schedule (the “Consents” and together with the Seller Notices collectively referred to as, the “Required Consents”), constitute a breach or violation of, or default under, any agreement or instrument of Seller or to which Seller is subject or by which Seller is otherwise bound, which breach, violation or default, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect; or

(4) result in the creation of any Lien other than Permitted Liens upon any of the Assets.

(j) Licenses and Permits. Seller has all material Government Authorizations necessary for the lawful conduct of its business at each of the Branches as now conducted. All such material Government Authorizations, are valid and in good standing and, to the Knowledge of Seller, are not subject to any suspension, modification or revocation or proceedings related thereto.

(k) Required Consents. Other than the Seller Notices, no notices, reports or other filings are required to be made by Seller with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Seller from, any Governmental Entity in connection with the execution and delivery of this Agreement by Seller and the consummation of the transactions contemplated by this Agreement by Seller. Other than the Required Consents, there are no consents or approvals of any third party required to be obtained in connection with the execution and delivery of this Agreement by Seller and the consummation of the transactions contemplated by this Agreement by Seller.

(l) Personal Property. Seller has valid title to the Personal Property, free and clear of any Liens other than Permitted Liens, and has the right to sell, convey, transfer, assign and deliver to Buyer all of the Personal Property. The Personal Property is fit for the purpose it is used for by Seller in the conduct of Seller’s business at the Branches. A maintenance schedule applicable to the Personal Property is attached as Schedule 9(l).

(m) Real Property.

(1) Seller has, and will convey to Buyer at the Closing, good and marketable title to the Premises, free and clear of any Liens other than Permitted Liens.

(2) Seller has not received any written notice of any material uncured current violations, citations, summonses, subpoenas, compliance orders, directives, suits, other legal processes, or other written notice of potential liability under applicable zoning, building, fire and other applicable laws and regulations relating to the Premised, and, except as would not reasonably be expected, individually or in the aggregate, to materially affect Buyer’s use and enjoyment of the Premised, there is no Legal Proceeding pending or, to Seller’s Knowledge, threatened before Governmental Entity that relates to Seller or the Premises.

PURCHASE AND ASSUMPTION AGREEMENT - FIRST FINANCIAL BANK, N.A (“BUYER”), FLAGSTAR BANK, FSB (“SELLER”) AND FLAGSTAR BANCORP, INC. (“SELLER PARENT”) DATED AUGUST 15, 2011

(3) Seller has not received any written notice of any actual or pending condemnation proceeding relating to the Branches.

(4) Seller has received no written notice of any material default or breach by Seller under any covenant, condition, restriction, right of way or easement affecting the Premises or any portion thereof, and, to Seller’s Knowledge, no such default or breach now exists.

(5) Neither Seller nor any of its Affiliates has entered into any agreement regarding the Premises (other than the Branch Leases), and the Premises are not subject to any Legal Proceeding of any kind, pending or outstanding or, to the Seller’s Knowledge, threatened, that would be binding upon Buyer or its successors or assigns and materially affect or limit Buyer’s or its successors’ or assigns’ use and enjoyment of the Premises or that would materially limit or restrict Buyer’s right or ability to enter into this Agreement and consummate the sale and purchase contemplated hereby.

(n) Employment; Labor.

(1) Seller has provided or made available to Buyer a complete list of all employees employed at the Branches as of the date hereof. There are no employment agreements, non-compete agreements or other contracts or arrangements for the performance of personal services at the Branches, with employees employed or independent contractors or consultants retained, at the Branches.

(2) Seller has not received services in connection with the operation of any of the Branches from any individual whom Seller treated as an independent contractor, but who should have been treated as a common-law employee.

(3) Seller has complied with all Legal Requirements relating to the employment of its employees at the Branches in all material respects, including any provisions thereof relating to: (i) wages, hours, bonuses, commissions, termination pay, vacation pay, sick pay, fringe benefits, employee benefits, health insurance continuation (COBRA), and the payment and/or accrual of the same and all insurance and all other costs and expenses applicable thereto; (ii) unlawful, wrongful, or retaliatory or discriminatory employment or labor practices; (iii) occupational safety and health standards; or (iv) plant closing, mass layoff, immigration, workers’ compensation, disability, unemployment compensation, whistleblower and other employment Legal Requirements.

(4) Seller has not engaged in any “mass layoff” or “plant closing” (as defined by applicable federal and state WARN laws) within the six months prior to the Closing for any of the Branches, either individually or collectively.

(5) Seller is not a party to any collective bargaining agreement or other labor union contract applicable to its employees. There are and have been no strikes, slowdowns, work stoppages or lockouts, by or with respect to any of the employees of Seller in connection with the operation of the business. Seller has not agreed to recognize any union or other collective

PURCHASE AND ASSUMPTION AGREEMENT - FIRST FINANCIAL BANK, N.A (“BUYER”), FLAGSTAR BANK, FSB (“SELLER”) AND FLAGSTAR BANCORP, INC. (“SELLER PARENT”) DATED AUGUST 15, 2011

bargaining representative, and no union or other collective bargaining representative has been certified as the exclusive bargaining representative of any of Seller’s employees. There is no current union representation matter involving employees of Seller, and, to Seller’s Knowledge, there is no activity or proceeding of any labor organization (or representative thereof) or employee group to organize any such employees.

(6) To the Knowledge of Seller, no employee of Seller at any of the Branches is party to, or is otherwise bound by, any agreement, including any confidentiality, non-competition, non-solicitation, or proprietary rights agreement between such employee and any other Person which materially adversely affects or will materially adversely affect the employee’s ability to perform duties as an employee of Buyer following the Closing.

(7) All employees of Seller at each of the Branches are authorized to work in the United States and a Form I-9 has been properly completed and retained with respect to each of Seller’s current and former employees at each of the Branches.

(8) The employees of Seller at the Branches who have (or have had) access to confidential and/or proprietary information of Seller have executed confidentiality agreements that adequately protect Seller’s interest therein.

(9) The employment of each employee of Seller at the Branches is terminable at will without cost to Seller except for payment of accrued salaries or wages and vacation pay. No current or former employee of Seller at the Branches has any right to be rehired by Seller prior to its hiring an individual not previously employed by Seller.

(10) All employees of Seller at the Branches have been or will have been, on or before the Closing, paid in full by Seller for all earned wages, salaries, bonuses, vacation pay, sick pay, and other compensation of any kind for services performed on behalf of Seller up to and including the Closing Date, and will be paid as soon as administratively possible following the Closing Date for all commissions and incentives earned prior to the Closing Date.

(11) The transactions contemplated by this Agreement and the other Transaction Agreements will not entitle any Hired Employee to severance or any other payment or result in the acceleration of benefits or payments due to such Hired Employee, in each case from Buyer or any of its Affiliates.

(12) To Seller’s Knowledge as of the execution of this Agreement, no officer or other key employee of Seller at the Branches intends to terminate employment with Seller prior to the Closing. To the Knowledge of Seller, Seller has not taken action which was calculated to dissuade any present employees, representatives or agents of Seller at the Branches from working for Buyer following the Closing.

(o) Tax Matters.

(1) Seller and each of its Affiliates have filed all tax returns that they are required to file with respect to the Branches or the Assets (taking into account any extensions of a required filing date). All such tax returns were correct and complete in all respects. All taxes owed by Seller or any of its Affiliates (whether or not shown on any tax return) with respect to the

PURCHASE AND ASSUMPTION AGREEMENT - FIRST FINANCIAL BANK, N.A (“BUYER”), FLAGSTAR BANK, FSB (“SELLER”) AND FLAGSTAR BANCORP, INC. (“SELLER PARENT”) DATED AUGUST 15, 2011

Branches or the Assets have been paid. Neither Seller nor any of its Affiliates is currently the beneficiary of any extension of time within which to file any tax return with respect to the Branches or the Assets. There are no Liens on any of the Branches or the Assets that arose in connection with any failure (or alleged failure) to pay any tax.

(2) Seller has withheld and paid all taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party with respect to the Branches.

(3) There is no dispute or claim concerning any tax liability of Seller and any of its Affiliates (including a claim made by an authority in a jurisdiction where Seller does not file tax returns that Seller is or may be subject to taxation by that jurisdiction) with respect to the Branches or the Assets claimed or raised by any Governmental Entity in a writing received by Seller.

(4) Neither Seller nor any of its Affiliates has waived any statute of limitations in respect of taxes or agreed to any extension of time with respect to a tax assessment or deficiency, in each case with respect to the Branches or the Assets, that will be binding on Buyer after the Closing.

(p) Assigned Contracts.

(1) Seller has made available to Buyer true, complete and accurate copies of the Assigned Contracts, together with all amendments, modifications or supplements thereto, including any assignments thereof.

(2) The Assigned Contracts are the valid and binding obligation of Seller, and to Seller’s Knowledge, of each other party thereto; and, except as would not reasonably be expected to have a Material Adverse Effect, there does not exist with respect to Seller’s obligations thereunder, or, to Seller’s Knowledge, with respect to the obligations of each other party thereto, any default, or event or condition which constitutes or, after notice or passage of time or both, would constitute a default on the part of Seller or such other party, as applicable, under the Assigned Contracts.

(q) No Insolvency or Insolvency Proceeding. Seller is not insolvent and the consummation of the transactions contemplated by this Agreement shall not render Seller insolvent. Seller has now, and will have as of the Closing, sufficient capital and net worth to meet its obligations as they become due and payable. Seller has liquid financial resources adequate to consummate the transactions contemplated herein. Seller has not entered into this Agreement with the actual intent to hinder, delay or defraud any creditor or any other Person. There has been no voluntary insolvency, bankruptcy, receivership, custodianship, liquidation, dissolution, reorganization, assignment for the benefit of creditors or similar proceeding (an “Insolvency Proceeding”) commenced with respect to Seller. As of the date of this Agreement, Seller is not currently planning to commence an Insolvency Proceeding. As of the date of this Agreement, to the Knowledge of Seller, no other Person is currently planning to commence an Insolvency Proceeding with respect to Seller or Seller Parent.

PURCHASE AND ASSUMPTION AGREEMENT - FIRST FINANCIAL BANK, N.A (“BUYER”), FLAGSTAR BANK, FSB (“SELLER”) AND FLAGSTAR BANCORP, INC. (“SELLER PARENT”) DATED AUGUST 15, 2011

(r) No Adverse Change. Since December 31, 2010, there has been no Material Adverse Effect on Seller, nor any event or condition that has had or would reasonably be expected to have a Material Adverse Effect on Seller, relating to the Assets or Liabilities.

(s) Brokers. Seller or Seller Parent has not employed or contracted with any broker or finder or incurred any liability for brokerage fees, commissions, finders’ fees or other like payment in connection with the transactions contemplated hereunder.

(t) Litigation and Undisclosed Liabilities. There are no Legal Proceedings or any Order entered, promulgated or pending or, to Seller’s Knowledge, threatened against Seller and affecting in any material manner the Assets or the Liabilities or any of the Branches. To Seller’s Knowledge, there are no facts or circumstances that would reasonably be expected to result in any material claims, obligations or liabilities with respect to the Assets or the Liabilities.

(u) Records. The Records accurately reflect in all material respects as of their respective dates the Net Book Value of the Assets and Liabilities being transferred to Buyer hereunder and all other matters the Records purport to present. The Records include all customary Branch, customer and customer-related information reasonably necessary to service the Deposit Liabilities on an ongoing basis and as may be required under applicable Legal Requirements.

(v) Limitations on Representations and Warranties. Except for the representations and warranties specifically set forth in this Section 9, neither Seller nor any of its agents, Affiliates or representatives, nor any other Person makes or shall be deemed to make any representation or warranty to Buyer, express or implied, at law or in equity, with respect to the transactions contemplated hereby.

10. Representations and Warranties of Buyer. Buyer represents and warrants to Seller as follows, subject to the exceptions disclosed in writing in the Buyer Disclosure Schedule (which shall clearly specify the relevant section or subsection to which the disclosure applies) and delivered as of the date hereof:

(a) Corporate Organization. Buyer is a national association organized and existing in good standing under the laws of the United States, has the requisite corporate power and authority and is entitled to carry on its banking business where such business is now conducted. Buyer is an insured depository institution pursuant to the provisions of the Federal Deposit Insurance Act, as amended.

(b) Power, Authority and Enforceability. Buyer has the requisite corporate power and authority to enter into, deliver and perform this Agreement and any instruments or other documents executed pursuant hereto. This Agreement and any instruments or other documents executed pursuant hereto, and the execution, delivery and performance hereof and thereof have been duly authorized and approved by all necessary corporate action on the part of Buyer. This Agreement has been duly and validly executed and delivered by Buyer and, assuming due authorization, execution and delivery by Seller, constitutes a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as enforcement may be limited by receivership, conservatorship and supervisory powers of bank regulatory agencies generally, as well as bankruptcy, insolvency, reorganization, moratorium or other laws of general applicability relating to or affecting creditors’ rights, or the limiting effect of rules of law governing specific performance, equitable relief and other equitable remedies or the waiver of rights or remedies.

PURCHASE AND ASSUMPTION AGREEMENT - FIRST FINANCIAL BANK, N.A (“BUYER”), FLAGSTAR BANK, FSB (“SELLER”) AND FLAGSTAR BANCORP, INC. (“SELLER PARENT”) DATED AUGUST 15, 2011

(c) No Conflict. The execution and delivery of this Agreement and any instruments and documents executed pursuant hereto by Buyer do not and, subject to the receipt of all Buyer Regulatory Approvals, the consummation of the transactions contemplated by this Agreement will not:

(1) constitute a breach or violation of or default under any Legal Requirement, Order or Governmental Authorization or the organizational documents or any license of Buyer, or to which Buyer is subject, which breach, violation or default would materially and adversely affect the transactions contemplated hereby; or

(2) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any lien upon any of its assets under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Buyer is a party, or by which it or any of its properties or assets may be bound or affected, which breach, violation or default would reasonably be expected to have a Material Adverse Effect or prevent or materially delay Buyer from performing its obligations under this Agreement in all material respects.

(d) Regulatory Approvals. Except for the regulatory approvals set forth on Schedule 10(d) of the Buyer Disclosure Schedule (the “Buyer Regulatory Approvals”), no consents or approvals of or filings or registrations with any Governmental Entity, or any third party are necessary in connection with the execution and delivery by Buyer of this Agreement or the consummation by Buyer of the transactions contemplated hereby.

(e) Litigation. There are no actions, claims, suits, proceedings or investigations, whether civil, criminal or administrative, pending or, to the Knowledge of Buyer, threatened against or affecting Buyer or its business at law or in equity or otherwise, which would be reasonably expected to prevent or materially hinder or delay Buyer from being able to perform its obligations under this Agreement.

(f) Compliance with Laws. To the Knowledge of Buyer, Buyer has not received any written notice of any alleged or threatened claim, violation or liability under any law of a Governmental Entity in connection with the operation and business of Buyer that should reasonably expected to prevent or materially hinder or delay Buyer from being able to perform its obligations under this Agreement.

(g) Absence of Regulatory Agreements. Buyer is not subject to any Regulatory Agreement with any Governmental Entity that restricts or would reasonably be expected to restrict its ability to purchase the Assets or to assume the Liabilities, nor has Buyer been advised in writing by any Governmental Entity that it is considering issuing or requesting any Regulatory Agreement.

(h) Governmental Entity Correspondence and Proceedings. Buyer has not received any written notice from any Governmental Entity indicating that such agency would oppose or not promptly grant or issue its consent or approval, if requested, with respect to the transactions contemplated hereby. There are no pending or, to Buyer’s Knowledge, threatened actions, proceedings or allegations by any Person or Governmental Entity against Buyer that has or would reasonably be expected to have a material and adverse effect on Buyer’s ability to perform its obligations under this Agreement in all material respects.

PURCHASE AND ASSUMPTION AGREEMENT - FIRST FINANCIAL BANK, N.A (“BUYER”), FLAGSTAR BANK, FSB (“SELLER”) AND FLAGSTAR BANCORP, INC. (“SELLER PARENT”) DATED AUGUST 15, 2011

(i) Financing. Buyer has and will have at the Closing the necessary funding to complete the transactions contemplated by this Agreement.

(j) Broker. Buyer has not employed or contracted with any broker or finder or incurred any liability for brokerage fees, commissions, finders’ fees or other like payment in connection with the transactions contemplated hereunder.

(k) Governmental Entity Legal Proceedings. To the Knowledge of Buyer there are no pending or threatened Legal Proceedings involving Buyer before any Governmental Entity that would reasonably be expected to have the effect of materially hindering or delaying the Closing.

(l) Limitations on Representations and Warranties. Except for the representations and warranties specifically set forth in this Section 10, neither Buyer nor any of its agents, Affiliates or representatives, nor any other Person makes or shall be deemed to make any representation or warranty to Seller, express or implied, at law or in equity, with respect to the transactions contemplated hereby.

11. Transition Services Agreement. If on or prior to Closing, Buyer desires, in its sole and absolute discretion, to engage Seller to provide Buyer with certain transition support services post-Closing of the transaction contemplated hereunder (e.g., servicing arrangements with respect to the Deposit Liabilities), Buyer and Seller agree to work in good faith to document the particulars of such an arrangement in a Transition Services Agreement (“Transition Services Agreement”), which shall be on terms and conditions satisfactory to the parties, and shall be entered into at the Closing.

12. Seller’s Covenants. During the period from the date hereof to Closing Date, Seller will (i), with respect to the Branches, Assets and Liabilities, use its commercially reasonable efforts to preserve the business relationship with depositors, customers and others having business relationships with it and whose accounts will be retained at the Branches and Seller shall provide written notice to Buyer in the event it receives written notice of any loss or potential loss of any material business or customers related to the Deposit Liabilities, (ii) maintain the Branches in their current condition, ordinary wear and tear excepted, (iii) conduct the business of the Branches and preserve the Assets and Liabilities in accordance with prudent, safe and sound commercial banking practices and applicable Legal Requirements, (iv) notify Buyer within twenty-four (24) hours of Seller becoming aware of any material change to Seller’s representations and warranties set forth in Section 9(g) (Regulatory Approval). Other than as may be required by any Governmental Authority or Legal Requirement, and except as set forth in Schedule 12 of the Seller Disclosure Schedule, Seller covenants with Buyer that, from the date hereof to Closing, Seller, except with the prior written consent of Buyer, will not:

(a) Sell, transfer, assign, lease, mortgage, pledge or otherwise dispose of or encumber or enter into any contract, agreement, or understanding to sell, transfer, assign, lease (except as set forth on Schedule 2(m)), mortgage, pledge or otherwise dispose of or encumber any of the Assets (other than use of Cash on Hand in the ordinary course of business consistent with past practice) or Liabilities existing on the date hereof.

(b) Enter into any employment, agency or other contract or arrangement for the performance of personal services at the Branches, which is not terminable at will (at any time, with or without cause, and with or without notice) without liability to Buyer.

PURCHASE AND ASSUMPTION AGREEMENT - FIRST FINANCIAL BANK, N.A (“BUYER”), FLAGSTAR BANK, FSB (“SELLER”) AND FLAGSTAR BANCORP, INC. (“SELLER PARENT”) DATED AUGUST 15, 2011

(c) Fail to maintain policies of insurance as of the date hereof with respect to the Branches in the form and with the coverage maintained on the date hereof.

(d) Fail to comply in all material respects with all Legal Requirements that relate to (1) the conduct of the banking business at the Branches, (2) the Assets, or (3) the Deposit Liabilities.

(e) Set interest rates at the Branches or for any deposits connected to the Branches in a manner inconsistent with prudent, safe and sound banking practices, and without limiting the generality of the foregoing, (i) accept any deposits at higher than prevailing market rates in the geographic markets where the Branches are located at the time of such acceptance; (ii) change interest rates on existing deposits at higher than prevailing market rates in the geographic markets where the Branches are located, or (iii) employ any special promotions unique to the markets served by the Branches to increase deposits, unless Buyer consents to such special promotion; and provided further, that Buyer shall approve or disapprove any special promotion within two (2) Business Days’ notice thereof.

(f) Fail to maintain the Personal Property in a commercially reasonable manner and consistent with past practices.

(g) Acquire or dispose of any Personal Property other than pursuant to commitments made on or before the date of this Agreement and which are identified on Schedule 12(g) of the Seller Disclosure Schedule, and except for replacement of any Personal Property and normal maintenance and refurbishing or use in the ordinary course of business; provided however, that Seller shall make no capital expenditures nor any contract or commitment for capital expenditures in excess of $10,000 for any individual expenditure and $50,000 in the aggregate for any one (1) project for furniture, fixtures or equipment for a Branch.

(h) Pay or commit to pay (a) any bonus prior to Closing, or (b) pay or commit to pay prior to Closing, any salary, fee, or other compensation to any of its employees at the Branches at a rate in excess of that prevailing on the date hereof.

(i) Establish new Deposit Liabilities at the Branches other than in the ordinary course of business consistent with Section 12(d) above.

(j) File any application or give any notice to relocate or close any of the Branches or relocate or close any Branches.

(k) Transfer any employees (other than Excluded Employees) currently employed at any of the Branches to another branch of Seller or any of its Affiliates.

(l) Transfer to or from any Branch to or from any of Seller’s other operations or branches or those of its Affiliates any Assets or any Deposit Liabilities, except upon the unsolicited request of a depositor or customer.

(m) Amend, terminate or extend in any material respect any Branch Lease except as set forth in Schedule 12(m).

PURCHASE AND ASSUMPTION AGREEMENT - FIRST FINANCIAL BANK, N.A (“BUYER”), FLAGSTAR BANK, FSB (“SELLER”) AND FLAGSTAR BANCORP, INC. (“SELLER PARENT”) DATED AUGUST 15, 2011

(n) Make or agree to make any material improvements to the Branches, except with respect to commitments for such made on or before the date of the Agreement as set forth on Schedule 12(n), improvements required as a result of casualty and normal maintenance in the ordinary course of business.

(o) Make any significant change to the employees at the Branches or any material changes in the duties or responsibilities of any of them other than in the ordinary course of business.

(p) Default with respect to any provision of any insurance policy now or hereafter in effect relating to the Branches that would reasonably be expected to result in the cancellation of such insurance policy.

(q) Take any action that is intended or is reasonably likely to result in any of the covenants or conditions to the transactions contemplated hereby not being materially satisfied or a material violation of any provision of this Agreement.

(r) Agree with, or commit to, any Person to do any of the things described in clauses (a) through (q) of this Section 12 except as expressly contemplated hereby.

13. Buyer Covenants.

(a) Buyer covenants with Seller that, between the date of this Agreement and the Closing, Buyer will not: (i) take any action that is intended to or is reasonably likely to result in any of the conditions set forth in Section 7 becoming incapable of being satisfied, or (ii) take any action or fail to take any action which would, or is reasonably likely to, individually or in the aggregate, result in a Material Adverse Effect on Buyer.

(b) From the period commencing with the date of this Agreement and ending on the Closing Date, Buyer shall not, and shall cause it Affiliates not to solicit deposits, loans or other products and services from or to Persons whose Deposit Liabilities are to be assumed by Buyer pursuant to this Agreement, whether by personal contact, by telephone, by facsimile, by mail or other form of solicitation or communication, or in any other way except (i) for general solicitations or marketing campaigns that are directed to the general public and not directed specially to Persons referenced above, (ii) to respond to unsolicited inquires by such Persons referenced above, (iii) to provide notices or communications relating to the transactions contemplated by this Agreement in accordance with the provisions of this Agreement, or (iv) to engage in financial services relationships existing as of the date hereof with such Persons referenced above through other branch offices of Buyer.

14. Additional Covenants.

(a) Access to Books and Records. For a period of six (6) years from the Closing Date, subject to applicable Legal Requirement, each party (at such party’s sole expense) shall have commercially reasonable access to (including making copies and extracts) any applicable Records of the other party relating to matters arising on or before the Closing Date with respect to the Branches, Assets and the Liabilities and solely in connection with (i) accounting purposes, (ii) regulatory purposes, (iii) Legal Proceeding involving the party requesting access to such Records, (iv) any legal obligation owed by such party to any present or former depositor or other customer, or (v) Tax purposes, in each case subject to confidentiality requirements. Such party requesting such access shall not use the Records or any information contained therein or derived therefrom for any other purpose whatsoever. If copies or

PURCHASE AND ASSUMPTION AGREEMENT - FIRST FINANCIAL BANK, N.A (“BUYER”), FLAGSTAR BANK, FSB (“SELLER”) AND FLAGSTAR BANCORP, INC. (“SELLER PARENT”) DATED AUGUST 15, 2011

extracts require use of a party’s equipment or the Branches, the user shall reimburse the other party for all reasonable out-of-pocket costs incurred. In the event that as of the end of such six (6) year period, any tax year of either party to this Agreement is under examination by any taxing authority, such party shall inform the other party in writing of the audit and such books and records shall be maintained by the appropriate party, as the case may be, until a final determination of the tax liability of the audited party for that year has been made. Each party agrees that any Records that come into its possession as a result of the transactions contemplated by this Agreement, to the extent relating to the other party’s business and not relating to the Assets, the Liabilities or the business of the Branches (which becomes the property of Buyer), shall remain the property of the other party, and shall, upon the other party’s request from time to time and as it may elect in its sole discretion, be returned to the other party or destroyed, and each party agrees not to make any use of such records or documents and to keep such records and documents confidential in accordance with Section 36.

(b) Non-Solicitation; and Non-Compete.

(1) For a period of twelve (12) months following the Closing Date (the “Restricted Period”), each of Seller and Seller Parent will not, and shall cause its respective Affiliates not to:

(A) solicit the employment, directly or indirectly (other than general solicitations through newspapers or other media of general circulation not targeted at such employees or actions in response to an employee’s own initiative, provided that there has not been any direct or indirect solicitation by or encouragement from Seller or any Affiliate of Seller or any agent or representative of Seller), of any of the Hired Employees.

(B) target or solicit deposits, loans or other products and services from or to Persons whose Deposit Liabilities were assumed pursuant to this Agreement, whether by personal contact, by telephone, by facsimile, by mail or other form of solicitation or communication, or in any other way except for general solicitations that are directed to the general public and not directed specially to Persons referenced above.

(C) establish any new physical presence (whether it be a branch, a loan production office or otherwise) in the State of Indiana. It is acknowledged that Seller and its Affiliates currently has and will have after the Closing a loan production office in the State of Indiana as set forth on Schedule 14(b)(1)(C) and that Seller may continue to solicit mortgage loans and refinancings after the Closing, subject to the terms of this Agreement. Seller shall relocate the loan production office at or prior to Closing at a distance of more than one mile from any Branch to a location that is mutually agreeable between Buyer and Seller.

(D) solicit new commercial customers in the State of Indiana.

(2) Notwithstanding the foregoing, the restrictions set forth in Section 14(b)(1) shall not prohibit Seller from (A) engaging in servicing (including collection and foreclosure activities), modification, or refinancing of loans serviced, originated or owned by Seller as of the Closing Date, (B) responding to unsolicited inquiries by such customers with respect to banking or other financial services, (C) general solicitation through mass media that are not specifically directed, in whole or in part, at the State of Indiana, (D) soliciting current Online Deposit

PURCHASE AND ASSUMPTION AGREEMENT - FIRST FINANCIAL BANK, N.A (“BUYER”), FLAGSTAR BANK, FSB (“SELLER”) AND FLAGSTAR BANCORP, INC. (“SELLER PARENT”) DATED AUGUST 15, 2011

Liabilities, or (E) continuing to (1) conduct Seller’s national residential first mortgage business, and (2) gather deposits and provide commercial financial products and services to current and future commercial customers. In no event, however, will Seller or Seller Parent be permitted to have a retail branch in the State of Indiana.

(3) The restrictions set forth in this Section 14(b) shall not apply to the banking, branch banking, loan production or agency offices or operations of any Person who (A) as of the date hereof, is not an Affiliate of Seller Parent and (B) following the date hereof, acquires Seller or Seller Parent substantially in its entirety (without consideration of the Assets and Liabilities) in a transaction in which (1) Persons who are directors of Seller or Seller Parent prior to the consummation of the transaction do not constitute upon the consummation of such transaction a majority of the board of directors of the Person which survives such transaction (or the publicly traded parent thereof) and (2) the holders of the common stock of Seller Parent hold upon the consummation of such transaction less than 25% of the shares of equity securities normally entitled to vote in the election of directors of such Person (such Person, an “Acquiring Person”); provided, however that, in no event, shall an Acquiring Person be permitted to use the “Flagstar” name in connection with any activity otherwise restricted by this Section 14(b); and provided, further, that nothing in this sentence shall be construed to permit any of Seller Parent, Seller, any Acquiring Person or any of their respective Affiliates to employ any Records in order to conduct or facilitate any solicitation or targeting contemplated by the first sentence of this Section 14(b).

(4) Furthermore, the restrictions set forth in this Section 14(b) shall not prohibit Seller Parent, Seller or any of their respective Affiliates from, after the date of this Agreement, (A) consummating the purchase or acquisition (through merger, stock purchase or purchase of all or substantially all of the assets in a transaction not subject to Section 14(b)(3)) any unaffiliated third party (the “Target Entity”) that operates banking, branch banking, loan production or agency offices or operations within the State of Indiana (“Target Entity Indiana Branches”) and (B) continuing to operate such offices and operations thereafter, in either case so long as the aggregate deposits of the Target Entity within the State of Indiana do not exceed 5% of the Deposit Liabilities; provided, however, that within five (5) Business Days after executing an agreement regarding the proposed transaction with the Target Entity, Seller shall have offered to Buyer, on an exclusive basis, the opportunity to purchase the Target Entity Indiana Branches on the same terms and conditions as Seller purchased them from the Target Entity. Buyer shall have twenty (20) Business Days within which to accept Seller’s offer and Buyer and Seller shall consummate the purchase of such branches prior to or simultaneously with the proposed transaction with the Target Entity. In the event Buyer does not timely accept or consummate the proposed offer, Seller may operate or dispose of such branches in any manner it deems reasonable or necessary. Any branches not purchased by Buyer and retained by Seller that are located in the State of Indiana and within 25 miles of a Branch will be divested by Seller no later than the consummation of the transaction with the Target Entity.

(5) Except as otherwise specifically provided for in this Section 14(b), it is the intention of Seller and Seller Parent to cease doing retail and commercial banking business in the State of Indiana for the Restricted Period.

(6) If any provision or part of this Section 14(b) is held by a Governmental Entity of competent jurisdiction to be invalid or unenforceable, the parties agree that the Governmental Entity making such determination will have the power to reduce the duration or scope of such

PURCHASE AND ASSUMPTION AGREEMENT - FIRST FINANCIAL BANK, N.A (“BUYER”), FLAGSTAR BANK, FSB (“SELLER”) AND FLAGSTAR BANCORP, INC. (“SELLER PARENT”) DATED AUGUST 15, 2011

provision or to delete specific words or phrases as necessary (but only to the minimum extent necessary) to cause such provision or part to be valid and enforceable. If such Governmental Entity does not have the legal authority to take the actions described in the preceding sentence, the parties agree to negotiate in good faith a modified provision that would, in so far as possible, reflect the original intent of this Section 14(b) without violating applicable Legal Requirement.

(c) Insurance. Seller will maintain in effect until the Closing Date all casualty and public liability policies relating to the Premises and the activities conducted thereon and maintained by Seller on the date hereof or to procure comparable replacement policies and maintain such replacement policies in effect until the Closing Date at equal or greater coverage levels. Buyer shall provide all casualty and public liability insurance, as appropriate, for the Premises after the Closing Date. In the event of any material damage, destruction or condemnation affecting the Premises between the date hereof and the time of the Closing, Buyer shall have the right to (i) exclude any Premises and/or Branch Lease so affected from the Assets to be acquired and receive a corresponding deduction to the Purchase Price in an amount to be mutually agreed upon in good faith between the parties, or, in the alternative, (ii) require Seller to take reasonable steps to repair or replace the damaged or destroyed property, or (iii) require Seller to deliver to Buyer any insurance proceeds and other payments, to the extent of the lesser of the fair market value or the replacement cost of the Premises and/or Branch Lease, received by Seller as a result thereof unless, in the case of damage or destruction, Seller has repaired or replaced the damaged or destroyed property.

(d) Seller shall, at its own cost and expense, and in coordination with Buyer, remove anything related to the Excluded Deposits and Excluded Liabilities, as well as any assets that the Buyer is not acquiring pursuant to this Agreement that are located at the Branches including any Personal Property leased assets (collectively, the “Excluded Assets”), and Seller shall be responsible for making any repairs necessitated by the removal of the foregoing from the Branches.

(e) Five (5) Business Days prior to the Closing Date, Seller and Buyer shall together review the Deposit Liabilities set forth on Schedule 2(a)(1). Any and all modifications to Schedule 2(a)(1) shall be taken into consideration and reflected on the Final Closing Statement and a corresponding adjustment shall be made to the Purchase Price and Adjusted Payment Amount.

(f) Environmental Covenants. Seller shall permit Buyer, at Buyer’s expense, to cause a “phase I environmental audit” and a “phase II environmental audit” to be performed at each Branch at any time prior to the Closing Date; provided, however, that Buyer shall have the right to conduct a “phase II environmental audit” prior to the Closing in its sole discretion. Prior to performing any “phase II environmental audits,” Buyer will provide Seller with a copy of its proposed work plan and Buyer will cooperate in good faith with Seller to address any comments or suggestions made by Seller regarding the work plan. Buyer and its environmental consultant shall conduct all environmental assessments pursuant to this Section at mutually agreeable times and so as to or minimize interference with Seller’s operation of its business. Buyer shall be required to restore each Premises to its pre-assessment condition. All costs and expenses incurred in connection with any “phase I environmental audit” and any “phase II environmental audit,” and, subject to Section 8(h), any restoration and clean up required to restore each Premises to its pre-assessment condition, shall be borne solely by Buyer.

PURCHASE AND ASSUMPTION AGREEMENT - FIRST FINANCIAL BANK, N.A (“BUYER”), FLAGSTAR BANK, FSB (“SELLER”) AND FLAGSTAR BANCORP, INC. (“SELLER PARENT”) DATED AUGUST 15, 2011

15. Regulatory Compliance, Conversion and Transition Matters.

(a) Regulatory Filings and Approvals.

(1) As promptly as practicable, but in no event later than fifteen (15) calendar days from the date of this Agreement, and assuming the full and timely cooperation and assistance of Seller (including, but not limited to, in the event Buyer requests Seller’s cooperation in seeking expedited review and approval by the OCC of the transactions contemplated by this Agreement), which Seller hereby covenants and agrees to provide as and when requested by Buyer, Buyer shall prepare, submit and/or file all applications, filings, notices, consents, permits or registrations required to obtain the Buyer Regulatory Approvals. Buyer shall use commercially reasonable efforts to obtain each such Buyer Regulatory Approval as promptly as practicable. Seller and Buyer will use commercially reasonable efforts to cooperate in connection therewith (including the furnishing of any information and any reasonable undertaking or reasonable commitments which may be required to obtain the Buyer Regulatory Approvals). Buyer will provide Seller with copies of any applications and all correspondence relating thereto prior to filing, other than material filed in connection therewith under an appropriate claim of confidentiality, and Seller shall have an opportunity to review and comment on the application to the OCC prior to filing the same with the OCC, and Buyer shall provide Seller with a copy of the final application promptly after it is filed with the OCC. In exercising the foregoing right, Seller agrees to act reasonably and as promptly as practicable.

(2) As promptly as practicable, but in no even later than five (5) calendar days after Buyer files an application to obtain the Buyer Regulatory Approvals, and assuming the full and timely cooperation and assistance of Buyer, Seller shall prepare, submit and/or file all of the Seller Regulatory Approvals. Seller shall use commercially reasonable efforts to file the Seller Regulatory Approvals as promptly as practicable. Seller and Buyer will use commercially reasonable efforts to cooperate in connection therewith (including the furnishing of any information and any reasonable undertaking or reasonable commitments which may be required to obtain the Seller Regulatory Approvals). Seller will provide Buyer with copies of any notices and all correspondence relating thereto prior to submission, other than material submitted in connection therewith under a claim of confidentiality, and Buyer shall have an opportunity to review and comment on the notice to the OCC prior to submitting the same and Seller shall provide Buyer with a copy of the final notice promptly after it is submitted. In exercising the foregoing right, Buyer agrees to act reasonably and as promptly as practicable.

(3) If any Governmental Entity shall require the modification of any of the terms and provisions of this Agreement as a condition to granting any Buyer Regulatory Approval or Seller Regulatory Approval, the parties hereto will negotiate in good faith to seek a mutually agreeable adjustment to the terms of the transaction contemplated hereby, such agreement not to be unreasonably conditioned, withheld, or delayed; provided that the parties shall not need to seek or agree upon any adjustment if such adjustment has or would reasonably be expected to have a Material Adverse Effect on Seller or Buyer.

(b) Transitional Arrangements. Seller and Buyer agree to cooperate and to proceed as follows to effect the transfer of account record responsibility for the Branches:

(1) As soon as practicable after the execution of this Agreement by the parties hereto, but in no event later than seven (7) calendar days after the date of this Agreement, Seller will meet with Buyer to investigate, confirm and agree upon mutually acceptable transaction settlement procedures and specifications, files, deliverables, procedures and schedules, for the transfer of account record responsibility for the Branches. Twenty-one (21) calendar days after the date of this Agreement or on such a date as soon as possible thereafter, Seller shall deliver to Buyer the specifications and conversion sample files to consist of live data of all accounts, which shall include live data of all accounts in existence as of the close of business two (2) calendar days following the execution of this Agreement by the parties hereto.

PURCHASE AND ASSUMPTION AGREEMENT - FIRST FINANCIAL BANK, N.A (“BUYER”), FLAGSTAR BANK, FSB (“SELLER”) AND FLAGSTAR BANCORP, INC. (“SELLER PARENT”) DATED AUGUST 15, 2011

(2) From time to time prior to the Closing, after Buyer has tested and confirmed the conversion sample files, Buyer may request and Seller shall provide Buyer with account information, as of the most recent practicable date, including complete name and address, account master file, ATM account number information, applicable transaction and stop/hold/caution information, account-to-account relationship information and any other related information with respect to the Deposit Liabilities. Seller shall, upon reasonable request, but not later than five (5) days following such request, and the performance of the necessary research and mapping, which shall be performed as promptly as possible, provide to Purchaser an updated version of such records.

(3) Seller shall provide Buyer after close of business on the Closing Date, a final conversion file containing all information as of close of business on the Closing Date.

(c) Customers.

(1) Not later than thirty (30) calendar days nor earlier than sixty (60) calendar days prior to the Closing Date (except as otherwise required by applicable law): (A) Seller will notify the holders of Deposit Liabilities to be transferred on the Closing Date that, subject to the terms and conditions of this Agreement, Buyer will be assuming liability for such Deposit Liabilities and (B) each of Seller and Buyer shall provide, or join in providing where appropriate, all notices to customers of the Branches and other Persons that Seller or Buyer, as the case may be, is required to give notice to in connection with the transactions contemplated hereby under Legal Requirement or the terms of any other agreement between Seller and any customer. A party proposing or required to send or publish any notice or communication pursuant to this Section 15(c)(1) shall furnish to the other party a copy of the proposed form of such notice or communication, to the extent reasonably practicable, at least three (3) Business Days in advance of the date of the first mailing, posting, or other dissemination thereof to customers, and shall not unreasonably refuse to amend such notice to incorporate any changes that the other party proposes as necessary to comply with any Legal Requirement. All costs and expenses of any notice or communication sent or published by Buyer or Seller shall be the responsibility of the party sending such notice or communication and all costs and expenses of any joint notice or communication shall be shared equally by Seller and Buyer. As soon as reasonably practicable and in any event within twenty one (21) calendar days after the date hereof, Seller shall provide to Buyer a report of the names and addresses of the owners of the Deposit Liabilities as of the date hereof, to facilitate the mailing of such materials and Seller shall provide updates to such report at reasonable intervals thereafter upon the reasonable request of Buyer from time to time. No communications by Buyer, and no communications by Seller, outside the ordinary course of business, to any such owners, borrowers or lessees shall be made prior to the Closing Date, except as provided in this Agreement or otherwise agreed to by the parties in writing.

PURCHASE AND ASSUMPTION AGREEMENT - FIRST FINANCIAL BANK, N.A (“BUYER”), FLAGSTAR BANK, FSB (“SELLER”) AND FLAGSTAR BANCORP, INC. (“SELLER PARENT”) DATED AUGUST 15, 2011

(2) Following the giving of any notice described in Section 15(c)(1) above, Buyer and Seller shall deliver to each new customer at any of the Branches such notice or notices as may be reasonably necessary to notify such new customers of Buyer’s pending assumption of liability for the Deposit Liabilities and to comply with applicable Legal Requirements.

(3) Notwithstanding the provisions of Section 17, until Buyer has provided substitute materials to the depositors of the Deposit Liabilities, neither Buyer nor Seller shall object to the use by depositors of the Deposit Liabilities of payment orders issued to or ordered by such depositors on or prior to the Closing Date, which payment orders bear the name, or any logo, trademark, service mark or proprietary mark, of Seller or any of its Affiliates provided, however, that Buyer shall notify Deposit Liability account customers that, upon the expiration of a post-Closing processing period, which shall be ninety (90) calendar days after the Closing Date (the “Post-Closing Processing Period”), any Items that are drawn on Seller shall not thereafter be honored by Seller. Such notice shall be given by delivering written instructions to such effect to such Deposit Liability account customers in accordance with this Section 15(c).

(4) During the period beginning on the Closing Date and ending on the ninetieth (90th) calendar day thereafter, Seller shall, by commercially reasonable efforts and at Buyer’s expense, (A) accept as a correspondent bank for forwarding to Buyer all Items that are presented to Seller for payment or credit in any manner including through Seller’s Federal Reserve cash letters or correspondent bank cash letters or deposited by Deposit Liability account customers, correspondent banks or others but excluding ATM withdrawals, deposits and transfers unless initiated with an automated teller machine card issued by Buyer; and (B) send all such items in the form of an ICL (Image Cash Letter) and make available to Buyer no later than 8:00 a.m., New York City time, on the Business Day after presentation to Seller. For deposits processed in error by Seller, copies of the deposit slips and copies of the deposited items will be batched and provided to Buyer by 12:00 noon, New York City time, on the next Business Day and will be provided via secured email to allow memo posting of the deposits to the customer accounts.

(d) Contracts with Depositors. Buyer will timely perform, honor, and assume all contractual deposit agreements and relationships between Seller and Seller’s depositors with regard to the Deposit Liabilities after the Closing and will do so in compliance with applicable Legal Requirements. Buyer and Seller shall make appropriate arrangements with each other to provide for settlement by Buyer of checks, deposits, debits, returns, and other items that are presented to Seller after the Closing for the Deposit Liabilities. On the third (3rd) Business Day prior to the Closing Date, Seller shall provide Buyer with a list of Deposit Liabilities, corresponding interest rates paid on the Deposit Liabilities and other information necessary for Buyer to verify the rates paid by Seller on Deposit Liabilities.

(e) Direct Deposits. As soon as practicable after the notice provided in Section 15(c), Seller will transfer to Buyer on the Closing Date all of those automated clearing house (“ACH”) and FedWire direct deposit arrangements related (by agreement or other standing arrangement) to the Deposit Liabilities that are in Seller’s ACH warehouse system and will use its commercially reasonable efforts to so transfer any other such arrangements. For a period of three (3) months following the Closing Date, in the case of ACH direct deposits to accounts containing Deposit Liabilities (the final Business Day of such period being the “ACH Direct Deposit Cut-Off Date”), Seller shall transfer to Buyer all received ACH

PURCHASE AND ASSUMPTION AGREEMENT - FIRST FINANCIAL BANK, N.A (“BUYER”), FLAGSTAR BANK, FSB (“SELLER”) AND FLAGSTAR BANCORP, INC. (“SELLER PARENT”) DATED AUGUST 15, 2011

Direct Deposits each Business Day in accordance with Seller’s customary procedures. Seller shall, on behalf of Buyer, send NACHA compliant Notice of Change on each transfer received. On each Business Day, for a period of sixty (60) calendar days following the Closing Date (the final Business Day of such period being the “FedWire Direct Deposit Cut-Off Date”), FedWire direct deposits received by Seller shall be returned (as soon as is practicable after receipt) to the originator with an indication of Buyer’s correct Wire Room contact information and an instruction that such wire should be sent to Buyer. Compensation for ACH direct deposits or FedWire direct deposits not forwarded to Buyer on the same Business Day as that on which Seller has received such deposits will be handled in accordance with the applicable rules established by the United States Council on International Banking. After the respective ACH Direct Deposit Cut-Off Date or FedWire Direct Deposit Cut-Off Date, Seller may discontinue accepting and forwarding ACH and FedWire entries and funds, and return such direct deposits to the originators marked “Account Sold.” Seller and its Affiliates shall not be liable for any overdrafts that may thereby be created. Buyer and Seller shall agree on a reasonable period of time prior to the Closing during which Seller will no longer be obligated to accept new direct deposit arrangements related to the Branches. At the time of the ACH Direct Deposit Cut-Off Date, Buyer will provide ACH originators with account numbers relating to the Deposit Liabilities.

(f) Direct Debits. As soon as practicable after the notice provided in Section 15(c), Buyer shall send appropriate notice to all customers having accounts constituting Deposit Liabilities, the terms of which provide for direct debit of such accounts by third parties, instructing such customers concerning the transfer of customer direct debit authorizations from Seller to Buyer. Such notice shall be in a form reasonably agreed to by the parties hereto. For a period of three (3) months following the Closing, Seller shall transfer to Buyer all received direct debits on accounts constituting Deposit Liabilities each Business Day in accordance with Seller’s customary procedures. Buyer will send NACHA compliant Notice of Change on each direct debit received. Thereafter, Seller may discontinue forwarding such entries and return them to the originators marked “Account Sold.” Buyer and Seller shall agree on a reasonable period of time prior to the Closing during which Seller will no longer be obligated to accept new direct debit arrangements related to the Branches. On the Closing Date, Buyer shall provide ACH originators of such direct debits with account numbers relating to the Deposit Liabilities.

(g) Interest Reporting and Withholding.

(1) Unless otherwise agreed to by the parties, Seller will report to applicable taxing authorities and holders of Deposit Liabilities, with respect to the period from January 1 of the year in which the Closing occurs through the Closing Date, all interest (including dividends and other distributions with respect to money market accounts) credited to, withheld from and any early withdrawal penalties imposed upon the Deposit Liabilities. Buyer will report to the applicable taxing authorities and holders of Deposit Liabilities, with respect to all periods from the day after the Closing Date, all such interest credited to, withheld from and any early withdrawal penalties imposed upon the Deposit Liabilities. Any amounts required by any Governmental Entity to be withheld from any of the Deposit Liabilities through the Closing Date will be withheld by Seller in accordance with Legal Requirements or appropriate notice from any Governmental Entity and will be remitted by Seller to the appropriate agency on or prior to the applicable due date. Any such withholding required to be made subsequent to the Closing Date will be withheld by Buyer in accordance with Legal Requirements or appropriate notice from any Governmental Entity and will be remitted by Buyer to the appropriate agency on or prior to the applicable due date.

PURCHASE AND ASSUMPTION AGREEMENT - FIRST FINANCIAL BANK, N.A (“BUYER”), FLAGSTAR BANK, FSB (“SELLER”) AND FLAGSTAR BANCORP, INC. (“SELLER PARENT”) DATED AUGUST 15, 2011

(2) Unless otherwise agreed by the parties, Seller shall be responsible for delivering to payees all IRS notices with respect to information reporting and tax identification numbers required to be delivered through the Closing Date with respect to the Deposit Liabilities, and Buyer shall be responsible for delivering to payees all such notices required to be delivered following the Closing Date with respect to the Deposit Liabilities.

(h) Negotiable Instruments. Seller will remove any supply of Seller’s money orders, official checks, gift checks, travelers’ checks or any other negotiable instruments located at each of the Branches on the Closing Date.

(i) ATM/Debit Cards; POS Cards. Seller will provide Buyer with a list of ATM access/debit cards and Point-of-Sale (“POS”) cards issued by Seller to depositors of any Deposit Liabilities, and a record thereof in a format reasonably agreed to by the parties containing all addresses therefore no later than twenty one (21) calendar days after the date of this Agreement, and Seller will provide Buyer with an updated record thirty (30) calendar days prior to the Closing Date. At or promptly after the Closing, Seller will provide Buyer with a revised record through the Closing. In instances where a depositor of a Deposit Liability made an assertion of error regarding an account pursuant to the Electronic Funds Transfer Act and Federal Reserve Board Regulation E, and Seller, prior to the Closing, re-credited the disputed amount to the relevant account during the conduct of the error investigation, Buyer agrees to comply with a written request from Seller to debit such account in a stated amount and remit such amount to Seller, to the extent of the balance of funds available in the accounts. Seller agrees to reimburse Buyer for any Losses that Buyer may incur as a result of complying with such request from Seller. Seller and Buyer shall discuss in good faith the option if having Seller transfer PINs to Buyer at Closing. In the context of such discussions, Seller will disclose to Buyer customers’ OPINs as reasonably necessary to effectuate any such transfer, it being agreed that Buyer shall protect the confidentiality of such PINs in accordance with protocols Buyer uses to protect its customers’ PINs. Following receipt of all Regulatory Approvals (except for the expiration of statutory waiting periods), Buyer shall reissue ATM access/debit cards to depositors of any Deposit Liabilities not earlier than forty-five (45) Business Days nor later than fifteen (15) Business Days prior to the Closing Date, which cards shall be effective as of the day following the Closing Date. Buyer and Seller agree to settle any and all ATM transactions and POS transactions effected on or before the Closing Date, but processed after the Closing Date, as soon as practicable following the processing thereof.

(j) Data Processing Agreement and Hardware. Seller will provide Buyer in advance of the Closing upon reasonable prior notice, during normal hours of operations, reasonable access to equipment and records in order to effectuate a conversion of the Deposit Liabilities from Seller to Buyer as of the Closing Date. Any cost of such inspection or conversion shall be at Buyer’s sole expense. Notwithstanding the foregoing, Seller shall not be obligated to provide access to such equipment and records if it would materially interfere with Seller’s ability to conduct its business or operations in the ordinary course. The parties agree to use commercially reasonable efforts to comply with the purpose and intent of this Section 15(j) prior to and after the Closing.

(k) Access to Properties, Books and Records. Until the Closing, Seller shall upon reasonable prior written notice and during regular business hours cooperate with Buyer to provide Buyer and its officers and authorized agents and representatives access to the properties (including visiting the Branches for integration planning purposes), books, records, files, documents and other information relating to the Assets and Liabilities as Buyer may reasonably request. Buyer and Seller each will identify to the other, within ten (10) calendar days after the date hereof, a selected group of their

PURCHASE AND ASSUMPTION AGREEMENT - FIRST FINANCIAL BANK, N.A (“BUYER”), FLAGSTAR BANK, FSB (“SELLER”) AND FLAGSTAR BANCORP, INC. (“SELLER PARENT”) DATED AUGUST 15, 2011

respective salaried personnel that shall constitute a “transition group” and will be available to Seller and Buyer, respectively, at reasonable times (limited to normal operating hours) to provide information and assistance in connection with Buyer’s investigation of matters relating to the Branches, Assets and Liabilities. Such transition group will also work cooperatively to identify and resolve issues arising from any commingling of Seller’s records with respect to the Branches with Seller’s records for its other branches and operations not subject to this Agreement. Seller shall furnish Buyer with such additional financial and operating data and other information about Seller’s business operations at the Branches as the Seller determines may be reasonably necessary for the orderly transfer of the business operations of the Branches, the Assets and the Liabilities.

(l) Employees and Employee Benefits.

(1) After the execution of this Agreement, Buyer agrees to interview as soon as practicable all employees of Seller who are then assigned to the Branches as identified on Schedule 15(l)(1). Buyer shall make a written offer of employment to each such employee of Seller selected by Buyer to be an employee of Buyer effective as of the Closing Date by virtue of the consummation of the transactions set forth herein. Offers of employment by Buyer are subject to routine employment screening and all other measures determined in Buyer’s discretion and as generally applicable to Buyer’s new hires, and otherwise in accordance with all Legal Requirements. At least thirty (30) Business Days prior to Closing (but subject to the parties obligations under Section 15(l)(7) (WARN Act)), Buyer shall provide Seller with a written list of current Branch employees to whom Buyer will make an offer of employment, and Seller shall take such action as is necessary to terminate such employees not included on such list or transfer their employment within Seller and its affiliates, in both cases effective as of the Closing Date. Each such Branch employee who accepts Buyer’s offer of employment (regardless of whether they are active employees or on leave of absence status as of the Closing Date) shall be a “Hired Employee” for purposes of this Agreement, effective upon the Closing Date and this date shall be referred to as the Hired Employee’s “Transfer Date.” Subject to applicable Legal Requirements, on and after the Closing Date, the Hired Employees shall become employees of Buyer, and Buyer shall have the right to dismiss any or all Hired Employees at any time, with or without cause, and to change the terms and conditions of their employment (including compensation and employee benefits provided to them). Each employee who is not offered employment by Buyer, or who fails to accept Buyer’s offer of employment shall be an “Excluded Employee” for purposes of this Agreement. Nothing in this Agreement shall give any employee any rights to claim status as a third party beneficiary of this Agreement.

(2) Except as expressly provided in this Agreement, Seller shall pay, discharge, and be responsible for, and shall indemnify Buyer and its Affiliates for (i) all salary, wages (including, without limitation, payment for any and all accrued paid time off, vacation, sick time or personal days accrued by the Hired Employees as of the Transfer Date, which Seller agrees to pay to the Hired Employees pursuant to Seller’s Employee Benefit Plans and as required by any applicable Legal Requirement), bonuses, commissions and any other form of compensation (including, without limitation, any deferred compensation) arising out of the employment of the Hired Employees prior to the Transfer Date, and (ii) any employee benefits under the Seller’s Employee Benefit Plans arising out of the employment of the Hired Employees prior to the Transfer Date, including welfare benefits with respect to claims incurred prior to the Transfer Date but reported after the Transfer Date.

PURCHASE AND ASSUMPTION AGREEMENT - FIRST FINANCIAL BANK, N.A (“BUYER”), FLAGSTAR BANK, FSB (“SELLER”) AND FLAGSTAR BANCORP, INC. (“SELLER PARENT”) DATED AUGUST 15, 2011

(3) Seller’s Employee Benefit Plans shall retain responsibility for all claims incurred by employees prior to the Transfer Date. For purposes of this paragraph, a claim shall be deemed to have been incurred when the medical or other service giving rise to the claim is performed, except that disability claims shall be deemed to have been incurred on the date the employee becomes disabled. Buyer agrees, to the extent permitted under its Employee Benefit Plans, to (i) provide coverage for Hired Employees under its medical and dental benefit plans, effective on the Closing Date or as soon as practicable thereafter as permitted by the Employee Benefit Plans, and (ii) waive any preexisting conditions, waiting periods and actively at work requirements under such plans.

(4) Seller shall be solely and fully responsible for the Excluded Employees in the transfer of Excluded Employees to other positions with Seller or in the termination of their employment with Seller. To the extent Seller is terminating any Excluded Employees, Seller shall be fully and completely responsible for said termination(s), paying those certain Excluded Employees all accrued wages, commissions, vacation pay and any other compensation due and owing, and providing notice of such Excluded Employees rights and obligations pursuant to COBRA. Seller shall be fully liable for any claims, demands, damages orders, awards and/or judgments arising out of or relating in any way to Seller’s treatment of and/or termination of Excluded Employees, including but not limited to any obligations which may arise under the federal or any applicable state or local Worker Adjustment and Retraining Notification (“WARN”) law.

(5) Pursuant to Treasury Regulations Section 1.409A-1(h)(4), Seller and Buyer agree that, on the Closing Date, each Hired Employee shall be treated as having a “separation from service” with Seller for purposes of Section 409A of the Code and Treasury Regulations Section 1.409A-1(h).

(6) It is understood and agreed that (i) Buyer’s employment of any Hired Employee as set forth in this Section 15(l) shall not constitute a commitment, contract or understanding (express or implied) of an obligation on the part of Buyer to a post-Closing employment relationship of any fixed term or duration or upon any terms or conditions other than those that Buyer may establish pursuant to individual offers of employment, and (ii) employment offered by Buyer is “at will” and may be terminated by Buyer or by a Hired Employee at any time for any reason (subject to any written commitments to the contrary made by Buyer or a Hired Employee and subject to any Legal Requirement). Nothing in this Agreement shall be deemed to prevent or restrict in any way the right of Buyer to terminate, reassign, promote or demote any of the Hired Employees after the Closing Date or to change adversely or favorably the title, powers, duties, responsibilities, functions, locations, salaries, other compensation, or terms or conditions of employment of such Hired Employees. Nothing in this Agreement shall be construed as requiring any compensation or Employee Benefit Plan, program or arrangement to be maintained by Buyer for any Hired Employee at, or for any specified period after, the Closing Date.

(7) WARN Act. Buyer and Seller agree to cooperate in good faith, including by sharing information about terminations of employment in a timely manner, to determine whether any notification may be required under the WARN Act as a result of the transactions contemplated by this Agreement. Buyer shall be responsible for providing any notice (or pay in lieu of notice) required pursuant to the WARN Act with respect to a layoff or plant closing involving Hired Employees that occurs after the Closing Date. Seller shall be responsible for

PURCHASE AND ASSUMPTION AGREEMENT - FIRST FINANCIAL BANK, N.A (“BUYER”), FLAGSTAR BANK, FSB (“SELLER”) AND FLAGSTAR BANCORP, INC. (“SELLER PARENT”) DATED AUGUST 15, 2011

providing any such notice (or pay in lieu of notice) with respect to a layoff or plant closing occurring prior to, on or after the Closing Date and involving any employees who do not become Hired Employees.

(m) Transitional Matters. Without in any way limiting the generality of the foregoing provisions, Buyer and Seller shall cooperate with regard to the transitional matters as reasonably requested by Buyer or Seller. Notwithstanding the foregoing, Seller shall not be obligated to provide its resources or time to such transitional matters if it would materially interfere with Seller’s ability to conduct its business or operations in the ordinary course.

(n) Assumption of IRAs. Subject to Sections 2(c) and 6(b)(5), Buyer agrees that after the Closing, it will perform all of the duties so delegated as successor custodian and comply with the terms of Seller’s agreement with the depositor of the IRA and Keogh Account Deposits affected thereby. For the avoidance of doubt (x) Seller shall be responsible for reporting contributions and distributions on or prior to the Closing Date and (y) Buyer shall be responsible for all tax reporting with respect to the IRA and Keogh Account Deposits for which it serves as successor custodian from and after the Closing Date.

(o) Grant of License. Set forth on Schedule 15(o) of the Seller Disclosure Schedule is a complete description of the Intellectual Property that will be licensed by Seller to Buyer at Closing (the “Licensed IP”). Seller hereby grants to Buyer a nonexclusive, paid up, royalty-free, non-sublicensable right and license to use the Licensed IP during the Phaseout Period in connection with Buyer’s maintenance of the Liabilities and ownership of the Assets in accordance with and subject to the following, such right and license to be irrevocable during the Phaseout Period:

(1) Beginning on the Closing Date and during the subsequent one hundred fifty (150) days thereafter (the “Phaseout Period”), Buyer will use the Licensed IP only as reasonably necessary to communicate to customers and the public the transition of the Assets and Liabilities from Seller to Buyer, and for items existing as of the Closing Date with Licensed IP affixed to them that are used in the maintenance of the Liabilities and ownership of the Assets, the Licensed IP shall be returned to Seller, replaced, removed, covered-over or otherwise obliterated by Buyer, at Buyer’s expense and in a manner acceptable to Seller, as promptly as practicable. Without limitation to the above, Seller will take all reasonable actions as may be needed to enable Buyer’s use of the Licensed IP, including access to and redirecting of domain name(s) as applicable.

(2) Buyer further agrees that any and all permitted uses of the Licensed IP pursuant to the Agreement shall inure to the sole and exclusive benefit of Seller and Seller Parent. Buyer agrees that it will not knowingly, directly or indirectly, do anything or cooperate with or assist any person in doing anything that is inconsistent with the sole and exclusive ownership by Seller of the Licensed IP. Buyer agrees that nothing in this license shall give Buyer any right, title, or interest in the Licensed IP, except as a licensee. Buyer agrees that it will not, directly or indirectly, contest or cooperate or assist any third party in contesting the title of Seller to, or the validity of, the Licensed IP. Buyer shall not file federal, state, or foreign trademark applications that are the same as or confusingly or deceptively similar to the Licensed IP.

(3) Buyer agrees that any use of the Licensed IP in the maintenance of the Liabilities and ownership of the Assets after the Closing shall be provided in accordance with all applicable Legal Requirements, and to the additional terms and conditions as set forth in this Agreement and that the same shall not reflect adversely upon the good name of Seller, and that the maintenance

PURCHASE AND ASSUMPTION AGREEMENT - FIRST FINANCIAL BANK, N.A (“BUYER”), FLAGSTAR BANK, FSB (“SELLER”) AND FLAGSTAR BANCORP, INC. (“SELLER PARENT”) DATED AUGUST 15, 2011

of the Liabilities and ownership of the Assets will be of a high standard, skill and quality that is at least commensurate with the standard, skill and quality employed by Seller immediately prior to the Closing Date.

(4) Buyer agrees, from time to time during the Phaseout Period, to furnish Seller samples of materials bearing the Licensed IP at no charge to Seller and at no expense to Buyer, in order to permit Seller to inspect same to determine compliance with this Section 15(o). In addition, Buyer shall grant to Seller access to the Branches, upon the giving of reasonable advance notice and in a manner that will not unreasonably interfere with the operations of the Branches, to permit Seller to verify that the Branches are being operated in compliance with the requirements of this Agreement.

(p) Title Insurance. No later than sixty (60) calendar days after the date of this Agreement, Buyer shall obtain for the Premises, as Buyer may choose in Buyer’s sole discretion and at Buyer’s sole expense, one or more title commitments (each a “Title Commitment”) issued by a title company reasonably acceptable to Seller (the “Title Company”), naming Buyer as the proposed insured, wherein the Title Company shall agree to issue an ALTA form of owner’s insurance policy of title insurance or a policy of leasehold title insurance for the Premises. Each Title Commitment shall include the Title Company’s standard requirements to issue a title policy with respect to the Premises and each title policy shall have the standard exceptions deleted, insuring all material appurtenant easements or rights, and including endorsements as reasonably requested by Buyer, and Seller shall undertake commercially reasonable efforts to satisfy such requirements on or before the Closing Date. If any of the following shall occur (collectively, a “Title Objection”): (i) Title Company does not agree to issue insurance policies in conformance with the requirements of this Section 15(p); (ii) with respect to any Premises, any Title Commitment discloses that any party other than Seller or one of its Affiliates has fee or leasehold title to the insured estate covered by the Title Commitment; (iii) any title exception (other than a Permitted Lien) is disclosed in Schedule B to any Title Commitment that materially limits or impairs Buyer’s use of the Premises for the purpose of operating the relevant Branch therein; or (iv) a survey discloses any matter that materially limits or impairs Buyer’s use of the Premises for the purpose of operating the relevant Branch then, in each such case, Seller shall use commercially reasonable efforts to cure each such Title Objection and take all commercially reasonable steps required by the Title Company to eliminate each such Title Objection as an exception to the applicable Title Commitment. Any Title Objection that the Title Company is willing to insure over on terms reasonably acceptable to Buyer is herein referred to as an “Insured Exception.” The incremental increase in the cost of the premiums, if any, as a result of any Insured Exceptions relative to what the Title Company would otherwise charge for the title insurance shall be borne by Seller. Except as provided for in the prior sentence, the premiums for such title insurance policy, recording costs and other similar costs, fees and expenses, if any, relating to the sale and transfer of the Premises, shall be borne solely by Buyer.

(q) Overdrafts. Prior to the Closing, Seller agrees to cooperate with Buyer and to use its commercially reasonable efforts to identify those deposit accounts for which provisional credit has been given and that contain uncollected funds.

(r) Employee Training. In accordance with Section 15(k) and Section 36 and after receipt of the Regulatory Approvals (except for the expiration of statutory waiting periods), Seller and Buyer shall agree to mutually acceptable terms and conditions under which Buyer shall be permitted to provide training to Seller’s employees at the Branches. Any such training will be conducted in a manner that will not unreasonably interfere with the business activities of the Branches. Buyer shall reimburse Seller for

PURCHASE AND ASSUMPTION AGREEMENT - FIRST FINANCIAL BANK, N.A (“BUYER”), FLAGSTAR BANK, FSB (“SELLER”) AND FLAGSTAR BANCORP, INC. (“SELLER PARENT”) DATED AUGUST 15, 2011

the additional time spent by, and all related, reasonable travel expenses incurred by, any such employee in connection with such training activities to the extent such time and expenses would not have been spent or incurred by such employee but for such training activities. Such training activities may take place, as mutually agreed by the parties, at a Branch or off-site.

16. Survival of Representations, Warranties, and Covenants.

(a) The representations and warranties of the parties shall survive until the eighteen (18) month anniversary of the Closing Date except that:

(1) the representations and warranties set forth in Sections 9(a) (Corporate Organization), 9(b) (Title to Assets), 9(h) (Power, Authority and Enforceability), 10(a) (Corporate Organization), and 10(b) (Power, Authority and Enforceability) shall survive indefinitely; and

(2) the representations and warranties set forth in Sections 9(d) (Environmental Matters) and 9(o) (Tax Matters) shall survive until the earlier of (i) thirty (30) days following the expiration of the applicable statute of limitations, including any extensions or waivers thereof, or (ii) four (4) years from the anniversary of the Closing Date (such time periods, as applicable, are each referred to as the “Survival Period”). The representations referenced in subsection (1) and (2) are referred to herein as the “Fundamental Representations.” The parties hereto specifically intend that the statutory statutes of limitations of Legal Requirements applicable to each of the representations and warranties be superseded and replaced by the relevant Survival Period. It is also the intention of the parties hereto that any claim for indemnification or suit initiated with respect to any representations and warranties that is not asserted by written notice by the Indemnified Party to the Indemnifying Party (which written notice shall contain the amount of such claim and describe the facts then known by the Indemnified Party relating to such claim, including, without limitation, the reason why the Indemnified Party believes the claim is subject to indemnification by the Indemnifying Party) within the relevant Survival Period may not be pursued and is hereby irrevocably waived after such time.

(b) All of the covenants or other agreements of the parties contained in this Agreement shall survive until fully performed or fulfilled, unless and to the extent that non-compliance with such covenants or agreements is (1) waived in writing by the party entitled to such performance, or (2) otherwise specifically permitted by this Agreement.

17. Name Change, Etc. After the Closing, Buyer will (a) within 30 days, change the name and logo on all documents and facilities relating to the Assets and the Liabilities to Buyer’s or one of its division’s name and logo, (b) within five days, notify all Persons whose Deposit Liabilities are transferred under this Agreement of the consummation of the transactions contemplated by this Agreement, and (c) within five Business Days, provide all appropriate notices to the FDIC and any other regulatory authorities required as a result of the consummation of such transactions. After the Closing, Seller shall cooperate with any commercially reasonable request of Buyer directed to accomplish the removal of Seller’s signage by Buyer and the installation of Buyer’s signage by Buyer at the Branches; provided, however, that (i) all such costs and expenses of removals and all such costs and expenses of installations shall be at the expense of Buyer, (ii) such removals and installations shall be performed in such a manner that does not unreasonably interfere with the normal business activities and operations of the Branches, (iii) such installed signage shall comply with any applicable Branch Lease and all applicable zoning and permitting

PURCHASE AND ASSUMPTION AGREEMENT - FIRST FINANCIAL BANK, N.A (“BUYER”), FLAGSTAR BANK, FSB (“SELLER”) AND FLAGSTAR BANCORP, INC. (“SELLER PARENT”) DATED AUGUST 15, 2011

laws and regulations, and (iv) such installed signage shall have, if necessary, received the prior approval of the owner or landlord of the facility, and such installed signage shall be covered in such a way as to make Buyer signage unreadable at all times prior to the Closing, but such cover shall display the name and/or logo of Seller (or of Seller or its other Affiliates) in a manner reasonably acceptable to Seller. Buyer agrees not to use any forms or other documents bearing Seller’s or any of its Affiliates’ name or logo after the Closing without the prior written consent of Seller, and, if such consent is given, Buyer agrees that all such forms and documents to which such consent relates will be stamped or otherwise marked in such a way that identifies Buyer as the party using the form or other document. As soon as practicable and, in any event, not more than seven (7) nor less than two (2) calendar days prior to the Closing Date, Buyer will mail new checks reflecting its transit and routing number to customers of the Branches with check writing privileges. Buyer shall use its commercially reasonable efforts to cause these customers to begin using such checks and cease using checks bearing Seller’s name.

18. Contracts.

(a) To the extent that the assignment of any of the Assigned Contracts, commitments or other assets included in the Assets requires the consent of any other party thereto, neither this Agreement nor any action taken pursuant to its provisions shall constitute an assignment or an agreement to assign any Assigned Contract, commitment or other asset if such assignment or agreement to assign would constitute a breach thereof. Seller shall, prior to the Closing, use commercially reasonable efforts to obtain the consent of any party to each such Assigned Contract, commitment or other asset to its assignment to Buyer in all cases where such consent is necessary. Buyer agrees to provide reasonable cooperation in connection therewith (including, by providing relevant information requested by the applicable lessors or other third parties regarding Buyer’s financial capability to fulfill the obligations of the Assigned Contracts, but such cooperation by Buyer shall not include Buyer agreeing to any amendment to any Assigned Contract, other than to reflect the change from Seller to Buyer). If any such consent is not obtained, Seller shall cooperate with Buyer in any lawful and reasonable arrangement designed to provide to Buyer the benefits under any such Assigned Contract, commitment or other asset. Any costs incurred in obtaining any consents or assignments of such Assigned Contracts, commitments or other assets shall be borne by Seller.

(b) In the case that the transfer and/or assignment of any Branch Lease cannot be obtained, notwithstanding any other provision hereof, Seller shall use commercially reasonable efforts to make alternative arrangements acceptable to Buyer and cooperate with Buyer in any lawful and reasonable arrangement designed to provide to Buyer the benefits under any such Branch Lease. In such event, Seller shall not be obligated to deliver physical possession of the subject Branch or Personal Property associated with the subject Branch to Buyer at the Closing. The Parties shall negotiate in good faith a reasonable reduction to the Purchase Price to take into account the Seller’s inability to transfer such Branch Lease(s) and the associated Personal Property.

19. Indemnification.

(a) Indemnification by Seller. Seller agrees to indemnify and hold Buyer and any Person directly or indirectly controlling or controlled by Buyer harmless from and against any and all Losses that they suffer, incur or sustain arising out of or attributable to:

(1) subject to the relevant Survival Period, any breach of representation or warranty of Seller or Seller Parent contained in this Agreement or schedule, certificate or other document delivered pursuant hereto or any of the other Transaction Agreements;

PURCHASE AND ASSUMPTION AGREEMENT - FIRST FINANCIAL BANK, N.A (“BUYER”), FLAGSTAR BANK, FSB (“SELLER”) AND FLAGSTAR BANCORP, INC. (“SELLER PARENT”) DATED AUGUST 15, 2011

(2) any breach of a covenant or agreement on the part of Seller or Seller Parent or the failure of Seller or Seller Parent to perform any agreement, covenant or obligation of Seller or Seller Parent, in each case contained in this Agreement or any of the Transaction Agreements;

(3) any Taxes, including interest and penalties, required to be paid by Seller or its successors, which related to Seller’s Assets, Branches or Premises at or prior to Closing; or

(4) any Excluded Liability, Excluded Asset or Excluded Deposit.

For purposes of determining the amount of any Losses resulting from, relating to or arising out of a breach of any representation or warranty or of any covenant, any such representation, warranty or covenant that is qualified by Material Adverse Effect, materiality or similar qualifier (including dollar thresholds) shall be read and given effect as if no such qualifier is contained therein.

(b) Indemnification by Buyer. Buyer agrees to indemnify and hold Seller and any Person directly or indirectly controlling or controlled by Seller harmless from and against Losses that they may suffer, incur or sustain arising out of or attributable to:

(1) subject to the relevant Survival Period, any breach of representation or warranty of Buyer in this Agreement or schedule, certificate or other document delivered pursuant hereto or any of the other Transaction Agreements; or

(2) any breach of a covenant or agreement on the part of Buyer or the failure of Buyer to perform any agreement, covenant or obligation of Buyer, in each case contained in this Agreement or any of the Transaction Agreements; or

(3) any Taxes, including interest and penalties, required to be paid by Buyer or its successors, which related to Assets, Branches or Premises after the Closing.

For purposes of determining the amount of any Losses resulting from, relating to or arising out of a breach of any representation or warranty or of any covenant, any such representation, warranty or covenant that is qualified by Material Adverse Effect, materiality or similar qualifier (including dollar thresholds) shall be read and given effect as if no such qualifier is contained therein.

(c) Indemnification Procedures.

(1) In the event any Indemnified Party becomes aware of any act, circumstance, development, event, fact, occurrence, statement or omission with respect to which a claim for Losses may be asserted under this Article 19 that is not a Third Party Claim (a “Direct Claim“), the Indemnified Party shall promptly deliver notice of such Direct Claim to the Indemnifying Party in writing, specifying (to the extent known) the factual basis for such Direct Claim and the amount, or an estimate, if known or reasonably determinable, of the Losses which the Indemnified Party claims as a result of such Direct Claim; provided, however, that, subject to the Survival Periods set forth in Section 16, any delay or failure by the Indemnified Party to give

PURCHASE AND ASSUMPTION AGREEMENT - FIRST FINANCIAL BANK, N.A (“BUYER”), FLAGSTAR BANK, FSB (“SELLER”) AND FLAGSTAR BANCORP, INC. (“SELLER PARENT”) DATED AUGUST 15, 2011

such notice shall relieve the Indemnifying Party of its obligations hereunder only to the extent, if at all, that the Indemnifying Party is adversely prejudiced by reason of such delay or failure. If the Indemnifying Party does not notify the indemnified party within twenty (20) calendar days following its receipt of such notice that the Indemnifying Party disputes its liability to the Indemnified Party under this Section 19, such Direct Claim specified by the Indemnified Party in such notice shall be conclusively deemed a liability of the Indemnifying Party under this Section 19 or, in the case of any notice in which the amount of the Direct Claim (or any portion thereof) is estimated, on such later date when the amount of such Direct Claim (or such portion thereof) becomes finally determined. Within ten (10) calendar days of the final determination of the amount of the Direct Claim pursuant to the terms of this 19, the Indemnifying Party shall pay to the Indemnified Party an amount equal to the Direct Claim by wire transfer of immediately available funds to the bank account or accounts designated in writing by the Indemnified Party not less than one (1) Business Day prior to such payment.

(2) In the event that any Third Party Claim (including the institution of any Legal Proceedings relating to such Third Party Claim) is asserted, the Indemnified Party shall as soon as reasonably practicable cause written notice of the assertion of any Third Party Claim of which it has actual knowledge, which is covered by this Section 19 to be forwarded to the Indemnifying Party. If the Indemnifying Party acknowledges in writing its obligation to indemnify the Indemnified Party hereunder against any Losses that may result from such Third Party Claim, the Indemnifying Party shall have the right, at its sole expense, to be represented by counsel and to control (which shall include the right to defend against, negotiate, settle or otherwise deal with) any Third Party Claim, which relates to any Losses for which indemnification is sought hereunder. If the Indemnifying Party elects to control any Third Party Claim, which relates to any Losses for which indemnification is sought hereunder, it shall within ten (10) calendar days (or sooner, if the nature of the Third Party Claim so requires) of receipt of notice of the Third Party Claim notify the Indemnified Party of its intent to do so. If the Indemnifying Party elects not to control any Third Party Claim, which relates to any Losses for which indemnification is sought hereunder, or fails to notify the Indemnified Party of its election within the timeframe provided for herein, the Indemnified Party may then, but only then, defend against, negotiate, settle or otherwise deal with such Third Party Claim and the Indemnifying Party shall reimburse the Indemnified Party for the actual expenses of defending such Third Party Claim upon submission of periodic bills. If the Indemnifying Party assumes the defense of the Third Party Claim, the Indemnified Party may participate, at its own expense, in the defense of such Third Party Claim; provided, that such Indemnified Party shall be entitled to participate in any such defense with separate counsel at the expense of the Indemnifying Party only if (i) so requested by the Indemnifying Party to participate, (ii) upon the receipt of a written legal opinion of counsel to the Indemnified Party that an unwaivable conflict exists between the interests of the Indemnified Party and the Indemnifying Party that would make such separate representation advisable, or (iii) such claim is based upon an investigation, inquiry, or other proceeding by a Governmental Entity; and provided, further, that the Indemnifying Party shall not be required to pay for more than one such counsel (and any appropriate local counsel) for the Indemnified Parties in connection with such Third Party Claim. The parties hereto agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any such Third Party Claim.

(3) After any final judgment or award shall have been rendered by a Governmental Entity of competent jurisdiction and the expiration of the time in which to appeal therefrom, or a settlement shall have been consummated, or the Indemnified Party and the Indemnifying Party

PURCHASE AND ASSUMPTION AGREEMENT - FIRST FINANCIAL BANK, N.A (“BUYER”), FLAGSTAR BANK, FSB (“SELLER”) AND FLAGSTAR BANCORP, INC. (“SELLER PARENT”) DATED AUGUST 15, 2011

shall have arrived at a mutually binding agreement with respect to a Third Party Claim hereunder, the Indemnified Party shall forward to the Indemnifying Party notice of any sums due and owing (including any bills, records or other documentation supporting such sums) by the Indemnifying Party pursuant to this Agreement with respect to such matter and the Indemnifying Party shall be required to pay all of the sums so due and owing to the Indemnified Party by wire transfer of immediately available funds within five Business Days after the date of such notice. Any indemnification of Buyer pursuant to this Section 19 shall be effected by wire transfer of immediately available funds from Seller to an account designated in writing by the Buyer within five (5) Business Days after the determination thereof. Any indemnification of Seller pursuant to this Section 19 shall be effected by wire transfer of immediately available funds from Buyer to an account designated in writing by Seller within five (5) Business Days after the determination thereof.

(4) The failure of the Indemnified Party to give reasonably prompt notice of any Third Party Claim shall not release, waive or otherwise affect the Indemnifying Party’s obligations with respect thereto except to the extent that the Indemnifying Party can demonstrate actual Loss and prejudice as a result of such failure or delay.

(d) Disputes Regarding Indemnification. If an Indemnifying Party disputes a claim for indemnification presented by written notice from an Indemnified Party to the Indemnifying Party, as set forth in this Section 19, then such dispute shall be submitted to binding arbitration under the rules of commercial arbitration of the American Arbitration Association, as modified herein. The Indemnified Party shall, by written notice to the Indemnifying Party given within ten (10) days of notice from the Indemnifying Party of dispute of a claim for indemnification, appoint an arbitrator. The Indemnifying Party, by written notice to the Indemnified Party within ten (10) days thereafter, shall then appoint a second arbitrator. When two arbitrators have been appointed, as set forth herein, the arbitrators shall agree, if possible, upon a third arbitrator who shall be appointed by written notice signed by both arbitrators, a copy of which shall be mailed to Seller and Buyer within five (5) Business Days of the appointment of the second arbitrator. In the event that five (5) Business Days elapse after the appointment of the second arbitrator without notice of an appointment of a third arbitrator, then either party, or both, may in writing request a federal judge of the Southern District Court of Ohio to appoint a third arbitrator. The arbitrators shall follow the Federal Rules of Evidence and allow parties to conduct discovery pursuant to the Federal Rules of Civil Procedure for a period not to exceed thirty (30) days. After receiving evidence and hearing witnesses, if any, the arbitrators shall render a decision determining the amount (if any) of the claim accompanied by findings of fact and a statement of the reason for the decision. The decision of the majority of the arbitrators shall be conclusive and binding upon the parties and may be enforced in any court having jurisdiction thereof. The costs and expenses of the arbitration shall be borne equally by the parties, but each side shall bear the expense of its own legal counsel.

(e) Notwithstanding anything to the contrary contained in this Agreement:

(1) An Indemnifying Party shall not be liable under Section 19(a)(1)or Section 19(b)(1) for any Losses sustained by the Indemnified Party unless and until the aggregate amount of all indemnifiable Losses sustained by the Indemnified Party in respect of Section 19(a)(1)or Section 19(b)(1), as applicable, shall exceed $200,000 , in which event the Indemnifying Party shall provide indemnification hereunder in respect of all such indemnifiable Losses in excess of $200,000 (the “Threshold Amount”); provided, further, that the maximum aggregate amount of indemnification payments payable by Seller pursuant to Section 19(a)(1) or

PURCHASE AND ASSUMPTION AGREEMENT - FIRST FINANCIAL BANK, N.A (“BUYER”), FLAGSTAR BANK, FSB (“SELLER”) AND FLAGSTAR BANCORP, INC. (“SELLER PARENT”) DATED AUGUST 15, 2011

by Buyer pursuant to Section 19(b)(1), as applicable, shall be $20,000,000 (the “Cap Amount”). Notwithstanding the foregoing under this Section 19(e)(1), no Threshold Amount will be required to be met, and the Cap Amount shall not apply, for any Losses incurred (i) under Sections 19(a)(2)-(4) or Sections 19(b)(2)-(3) or (ii) in connection with intentional misrepresentation, fraud, intentional breach or willful misconduct.

(2) In no event shall either party hereto be entitled to consequential or punitive damages or damages for lost profits in any action relating to the subject matter of this Agreement; provided that the foregoing shall not limit the right of an Indemnified Party to indemnification in accordance with this Section 19 with respect to intentional misrepresentation, fraud, intentional breach or willful misconduct or any component of any claim, settlement, award or judgment against such party by any unaffiliated third party.

(3) Each party shall cooperate, and cause their respective Affiliates to cooperate, fully in all aspects of any investigation, defense, pre-trial activities, arbitration, trial, compromise, settlement or discharge of any claim in respect of which indemnity is sought pursuant to this Section 19, including by providing the other party with reasonable access to employees and officers (including as witnesses) and other information.

(f) Mitigation. An Indemnified Party shall use commercially reasonable efforts to mitigate any claim or liability that such Indemnified Party asserts under this Section 19; provided that the Indemnified Party shall not be required to incur any out-of-pocket fees or expenses in connection with such mitigation. In the event that an Indemnified Party shall fail to use such commercially reasonable efforts to mitigate any claim or liability, then notwithstanding anything else to the contrary contained in this Agreement, the Indemnifying Party shall not be required to indemnify any Indemnified Party for any portion of a Loss that could reasonably be expected to have been avoided if the Indemnified Party had made such efforts.

(g) Exclusivity. After the Closing, except as expressly set forth in Section 15(i), and except in the case of fraud, intentional misrepresentation, willful misconduct or intentional breach, this Section 19 will provide the exclusive remedy for any breach of representation or warranty set forth in this Agreement or otherwise arising out of this Agreement; provided that the foregoing shall not prevent a party from obtaining specific performance, injunctive relief or any other available non-monetary equitable remedy from a court of competent jurisdiction.

(h) No Implied Representations and Warranties. Except for representations and warranties expressly set forth in this Agreement or in any schedule, certificate or other document delivered pursuant hereto, Buyer acknowledges neither Seller nor Seller Parent is making any other representation or warranty.

20. Taxes. Seller shall be solely responsible for all of Seller’s federal, foreign, state and local income, sales, use, excise and other taxes applicable to its business and to the Assets and all taxes resulting or arising from its payroll arising prior to the Closing with such taxes computed as if such taxable period ended as of the close of business on the Closing Date. Buyer shall be solely responsible for all of Buyer’s federal, foreign, state and local income, sales, use, excise and other taxes applicable to the Assets, the Liabilities and the Premises and all taxes resulting or arising from its payroll arising after the Closing with such taxes computed as if such taxable period began as of the close of business on the Closing Date. Any filing, bulk sale, recordation, or similar taxes, which are payable or arise as a result of

PURCHASE AND ASSUMPTION AGREEMENT - FIRST FINANCIAL BANK, N.A (“BUYER”), FLAGSTAR BANK, FSB (“SELLER”) AND FLAGSTAR BANCORP, INC. (“SELLER PARENT”) DATED AUGUST 15, 2011

this Agreement or the consummation of the transactions contemplated hereby, shall be the sole responsibility of Buyer. Notwithstanding the foregoing, (a) general real estate taxes and installments of special assessments due and payable with respect to the Branches in the calendar year 2010 and all prior years will be paid by Seller, and (b) general real estate taxes and installments of special assessments due and payable for calendar year 2011 shall be allocated between Seller and Buyer as of the Closing Date where Seller’s share shall be calculated based on a fraction, the numerator of which is the number of calendar days in 2011 prior to the Closing and the denominator is 365, and (c) Buyer shall assume liability for and pay all real estate taxes and installments of special assessments “due and payable” after the Closing. Solely for purposes of this Section 20, real estate taxes and installments of special assessments shall be deemed to be “due and payable” in the first calendar year in which such payment can be made.

21. No Partnership or Joint Venture. No activity of Buyer or Seller before, on or after the Closing shall state or imply that Seller and Buyer are in any way involved as partners, joint venturers or otherwise.

22. Further Assurances. Except as specifically provided in this Agreement, each party shall assist the other party in the ordinary transition of the operations of the Branches and, from time to time, Buyer or Seller, as the case may be, shall cause to be executed and delivered to the other party all such other instruments and shall take or cause to be taken such further or other action as may reasonably and in good faith be deemed by the other party to be necessary or desirable in order to further assure the performance by Buyer or Seller, as the case may be, of any of their respective obligations under this Agreement.

23. Amendment; Waiver. The terms, provisions, and conditions of this Agreement may not be changed, modified or amended in any manner except in a writing executed by both parties. The waiver of any breach of any provision of this Agreement by any party hereto shall not be deemed to be a waiver of any preceding or subsequent breach of this Agreement and no such waiver shall be effective unless in writing signed by the party granting such waiver.

24. Termination of Agreement. This Agreement may be terminated, and the transactions contemplated by this Agreement may be abandoned, at any time before the Closing as follows:

(a) By mutual written consent of Seller and Buyer;

(b) By either Seller or Buyer in the event of a Legal Proceeding, which would permit the terminating party not to consummate the transactions contemplated hereby under the standard set forth in Section 7(e) or 8(e), as applicable; provided, that termination pursuant to this Section 24(b) shall not relieve the breaching party of liability for Losses arising out of or related to such breach;

(c) By either Seller or Buyer (provided that the terminating party is not then in breach of any representation, warranty, covenant or other agreement contained herein) in the event of a breach by the other party of any of its representations, warranties, covenants or agreements contained in this Agreement, which is not cured or cannot be cured within thirty (30) days after written notice of such termination has been delivered to the breaching party and which, in the case of a breach of representation or warranty, would if occurring or continuing on the Closing Date, permit the terminating party not to consummate the transactions contemplated hereby under the standard set forth in Section 7(d) or 8(d), as applicable; provided, that termination pursuant to this Section 24(c) shall not relieve the breaching party of liability for Losses arising out of or related to such breach;

PURCHASE AND ASSUMPTION AGREEMENT - FIRST FINANCIAL BANK, N.A (“BUYER”), FLAGSTAR BANK, FSB (“SELLER”) AND FLAGSTAR BANCORP, INC. (“SELLER PARENT”) DATED AUGUST 15, 2011

(d) By either Seller or Buyer, if the Closing does not occur on or before December 30, 2011, provided, however, that in the event the Closing has not occurred due to a failure to satisfy a condition precedent in Sections 7(a), 7(b), 8(a) or 8(b), then in such event, either Seller or Buyer may terminate this Agreement if the Closing does not occur on or before February 28, 2012, unless the parties mutually agree in writing that it would be reasonable to extend such date for an additional period. A party shall not be entitled to terminate this Agreement pursuant to this subsection if the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants or agreements of such party set forth herein;

(e) By Buyer or Seller (1) immediately upon receipt of notice that any Regulatory Approval has been denied by a final and non-appealable order; or (2) if Seller or Buyer has been requested by a Governmental Entity to withdraw any regulatory application that is required for the transactions contemplated hereby to be consummated; provided, however, that Buyer or Seller shall have no right to terminate this Agreement pursuant to this Section 24(e)(2) if such request for withdrawal is due to such party’s failure to perform the covenants and agreements of such party set forth herein;

(f) By Buyer, if Seller or Seller Parent shall have breached its obligations under Section 37;

(g) By Buyer, if an Insolvency Proceeding shall have been commenced with respect to Seller or Seller Parent or if proceedings shall have been commenced to place Seller in FDIC receivership. Seller shall provide Buyer with advanced written notice in the event Seller or Seller Parent intends to commence an Insolvency Proceeding and shall provide Buyer with written notice as soon as Seller or Seller Parent learns of any third party’s intention to do so with respect to Seller or of the FDIC’s intention to do so with respect to Seller. Buyer shall keep confidential in accordance with Section 36 of this Agreement any information provided by Seller or Seller Parent to Buyer pursuant to this provision;

(h) By Seller, if an Insolvency Proceeding shall have been commenced with respect to Buyer or if proceedings shall have been commenced to place Buyer in FDIC receivership. Buyer shall provide Seller with advanced written notice in the event Buyer intends to commence an Insolvency Proceeding and shall provide Seller with written notice as soon as Buyer learns of any third party’s intention to do so with respect to Buyer or of the FDIC’s intention to do so with respect to Buyer. Seller shall keep confidential in accordance with Section 36 of this Agreement any information provided by Buyer to Seller pursuant to this provision;

(i) by Seller, if the Regulatory Approvals shall contain or require, as a condition to the granting thereof, (i) any modification to any term of this Agreement or the transactions contemplated hereby, or (ii) any restriction on the operation of Seller or Seller Parent following the Closing Date, where the conditions referred to in clauses (i) or (ii), individually or in the aggregate, would have a material and adverse effect with respect to the business, financial condition or results of operations of Seller or Seller Parent; or

(j) by Buyer if, the Regulatory Approvals shall contain or require, as a condition to the granting thereof, (i) any material modification to any term of this Agreement or the transactions contemplated hereby, (ii) any material divestiture of any of the Deposit Liabilities, the Assets or any other assets of Buyer, or (iii) any material restriction on the operation of the Assets and the Liabilities by Buyer following the Closing Date.

PURCHASE AND ASSUMPTION AGREEMENT - FIRST FINANCIAL BANK, N.A (“BUYER”), FLAGSTAR BANK, FSB (“SELLER”) AND FLAGSTAR BANCORP, INC. (“SELLER PARENT”) DATED AUGUST 15, 2011

25. Responsibilities Upon Termination. Except as set forth in Sections 31 and 42, upon termination of this Agreement, each party shall bear its own costs and expenses, and none of the parties hereto (or any of their respective directors, officers, employees, agents or Affiliates) shall have any liability or further obligation hereunder to any other party, except for the obligations in Section 36, which shall continue to survive and except that nothing herein will relieve or release any party from liability at law or in equity or for the damages that flow therefrom for any fraud, fraudulent misrepresentation, intentional misconduct or breach of this Agreement.

26. Entire Agreement. This Agreement, including all exhibits, schedules, and annexes hereof, constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof; provided, however, that the terms of any confidentiality agreement between the parties hereto previously entered into, to the extent not inconsistent with any provisions of this Agreement, shall continue to apply, except that, upon consummation of the transactions contemplated hereby, Buyer’s confidentiality obligation under such confidentiality agreement shall terminate with respect to that portion of the confidential information relating to the Branches, Assets and Liabilities.

27. Notices. All notices, requests, demands or other communications hereunder shall be in writing and shall be given by facsimile or by registered or certified mail return receipt requested to the other party as follows:

If to the Buyer:	Personal & Confidential
First Financial Bank, N.A.
	Attn:	J. Franklin Hall, Executive Vice President and Chief Financial Officer
201 East Fourth Street, Suite 1900
Cincinnati, Ohio 45202

with copies to:	First Financial Bank, N.A.
	Attn:	Gregory A. Gehlmann
EVP & General Counsel 201 East Fourth Street, Suite 1900 Cincinnati, Ohio 45202

If to the Seller:	Personal & Confidential
Flagstar Bank, FSB
	Attn:	Paul D. Borja, Executive Vice-President and Chief Financial Officer
5151 Corporate Drive Troy, Michigan 48098-2639

with copies to:	Kutak Rock LLP
	Attn:	Jeremy T. Johnson
1101 Connecticut Avenue, N.W., Suite 1000 Washington, DC 20036-4374

or to such other address or to such other Person such party may designate in a writing and provide to the other party in the manner provided for herein.

PURCHASE AND ASSUMPTION AGREEMENT - FIRST FINANCIAL BANK, N.A (“BUYER”), FLAGSTAR BANK, FSB (“SELLER”) AND FLAGSTAR BANCORP, INC. (“SELLER PARENT”) DATED AUGUST 15, 2011

28. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio (without giving effect to its conflicts of law principles) and applicable federal laws of the United States.

29. Descriptive Headings. The descriptive headings in this Agreement are inserted for convenience and reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

30. Parties in Interest; Third Party Beneficiaries. This Agreement shall be binding upon and will inure solely to the benefit of the parties hereto, and to their respective successors and permitted assigns. Prior to the Closing, Seller Parent shall not permit Seller, without the consent of Buyer, to consolidate or merge with or into any Person unless (a) Seller is the continuing Person or (b) the resulting or surviving entity expressly assumes by supplement to this Agreement all of the obligations of Seller under this Agreement and has equal or greater financial capability to that of Seller to perform its obligations hereunder. Except as provided in Section 19, nothing in this Agreement, expressed or implied, is intended, or shall be construed, to confer upon or give to any Person (other than the parties hereto and their successors and permitted assigns) any rights or remedies under or by reason of this Agreement or any term, provision, condition, undertaking, warranty, representation, indemnity, covenant or agreement contained herein.

31. Expenses. Except as otherwise expressly provided for herein, the parties hereto agree that each shall pay its respective costs and expenses of performance of and compliance with the covenants, conditions, and agreements to be performed or complied with by it hereunder. Buyer and Seller will each be responsible for their respective data processing conversion and de-conversion charges, if any, that may be assessed by their respective data processing vendors. Except as set forth in Section 42, should the transaction contemplated herein not be consummated because of a party’s breach of this Agreement, in addition to such damages an may be recoverable in law or equity, the other party shall be entitled to recover from the breaching party, upon demand, itemization and documentation, its reasonable outside legal, accounting, consulting and other out-of-pocket expenses.

32. Specific Performance. The parties agree that irreparable damage would occur in the event that provisions contained in this Agreement are not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement (including the parties’ obligation to consummate this Agreement subject to the terms of this Agreement and provided all required Regulatory Approvals have been obtained) in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which the parties are entitled at law or in equity or under this Agreement.

33. Assignability. Neither Buyer, Seller Parent nor Seller may assign any of their rights, liabilities or obligations under the Agreement without the express prior written consent of the other party to this Agreement. Any purported assignment in contravention of this Section 33 shall be void.

34. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument. If Buyer and Seller so elect, this Agreement shall be deemed to be executed at such time as all parties exchange duly executed signature pages via facsimile or other electronic transmission, provided that each party shall thereafter mail to the other party an original of this Agreement bearing such party’s signature. Notwithstanding the foregoing, an electronic, scanned or facsimile signature shall be deemed as original.

PURCHASE AND ASSUMPTION AGREEMENT - FIRST FINANCIAL BANK, N.A (“BUYER”), FLAGSTAR BANK, FSB (“SELLER”) AND FLAGSTAR BANCORP, INC. (“SELLER PARENT”) DATED AUGUST 15, 2011

35. Press Releases. Prior to the Closing Date, neither Buyer, Seller nor any of their respective Affiliates shall directly or indirectly make or cause to be made any press release for general circulation, public announcement or disclosure or issue any notice or communication to employees with respect to any of the transactions contemplated hereby without the express prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed). Buyer and Seller each agree that, without the other party’s express prior written consent, neither Buyer, Seller nor any of their respective Affiliates shall release or disclose any of the terms or conditions of the transactions contemplated herein to any other Person. Notwithstanding the foregoing, each party may make such public disclosure as, upon advice of its counsel and with as much prior notice to the other party as reasonably practicable, may be required by Legal Requirement or as necessary to obtain the Regulatory Approvals or to comply with the federal securities laws.

36. Confidentiality. All information disclosed or furnished by one party to another, whether orally or in writing, in connection with this Agreement and Buyer’s due diligence examination of Seller and the documents and other records produced in the course thereof shall be deemed to be proprietary and confidential information of the disclosing party. The receiving party agrees not to disclose such information to any third party other than its representatives or employees or, upon the advice of its counsel, as may be required by Legal Requirement or as necessary to obtain the Regulatory Approvals or to comply with the federal securities laws, or as otherwise contemplated in this Agreement or the exhibits, annexes and schedules hereto. In connection with any such disclosure, the disclosing party shall give the other party as much prior notice to the other party as reasonably practicable. Regardless of whether the Closing occurs hereunder, each party agrees that it shall not use or disclose, and shall cause its Affiliates not to use or disclose the proprietary or confidential information of the other party for any purpose, including the solicitation of customers or business of the other party, for a period of two (2) years. Notwithstanding the foregoing, each party shall protect and hold in confidence any Nonpublic Personal Information (as defined in Title V of the Gramm-Leach-Bliley Act) obtained from the other party in compliance with applicable law.

37. Exclusive Dealing.

(a) During the period from the date of this Agreement to the earlier of the Closing Date or the termination of this Agreement, neither Seller or Seller Parent nor any of its Affiliates or representatives shall take any action to, directly or indirectly, encourage, initiate, or otherwise engage in discussions or negotiations with, or provide any information to, any Person (other than Buyer and its Affiliates and representatives) concerning any direct or indirect merger, acquisition, stock purchase or asset purchase, consolidation or other similar business combination transaction of Seller that includes the Branches, the Assets and/or the Liabilities, in each case, other than the transactions contemplated by this Agreement Seller will promptly (but in no event later than twenty-four (24) hours) communicate to Buyer the terms of any proposal or inquiry that its or any of its Affiliates or representatives may receive in writing in respect of any such transaction, or of any such negotiations or discussions being sought to be initiated with Seller or any of its Affiliates or representatives and the identity of such third party initiating any such proposal, inquiry, discussion or negotiation.

(b) Seller and Seller Parent shall ensure its respective representatives are aware of the restrictions described in this Section 37 as reasonably necessary to avoid violations thereof. It is

PURCHASE AND ASSUMPTION AGREEMENT - FIRST FINANCIAL BANK, N.A (“BUYER”), FLAGSTAR BANK, FSB (“SELLER”) AND FLAGSTAR BANCORP, INC. (“SELLER PARENT”) DATED AUGUST 15, 2011

understood that any violation of the restrictions set forth in this Section 37 by any representative of Seller or Seller Parent shall be deemed to be a breach of this Section 37 by Seller or Seller Parent (as applicable).

38. Severability. If any provision of this Agreement, as applied to any party or circumstance shall be judged by a court of competent jurisdiction to be void, invalid or unenforceable, the same shall in no way effect any other provision of this Agreement, the application of any such provision and any other circumstances or the validity or enforceability of the other provisions of this Agreement.

39. Waiver of Jury Trial. The parties hereby waive, to the fullest extent permitted by law, any right to trial by jury of any claim, demand, action, or cause of action (i) arising under this Agreement or (ii) in any way connected with or related or incidental to the dealings of the parties in respect of this Agreement or any of the transactions contemplated hereby, in each case, whether now existing or hereafter arising, and whether in contract, tort, equity or otherwise. The parties hereby further agree and consent that any such claim, demand, action or cause of action shall be decided by court trial without a jury and that the parties may file a copy of this Agreement with any court as written evidence of the consent of the parties to the waiver of their right to trial by jury.

40. Representations and Warranties of Seller Parent. Seller Parent represents and warrants to Buyer as follows:

(a) Corporate Organization. Seller Parent is a corporation duly incorporated and is validly existing under the laws of the state of Michigan, and is entitled to own its properties where such properties are now owned and operated and has the requisite corporate power and authority to conduct its business as now being conducted.

(b) Power, Authority and Enforceability. Seller Parent has the corporate power and authority to enter into, deliver and perform this Agreement and any instruments or other documents executed pursuant hereto. This Agreement and any instruments or other documents executed pursuant hereto, and the execution, delivery and performance hereof and thereof have been duly authorized and approved by all necessary corporate action on the part of Seller Parent. This Agreement has been duly and validly executed and delivered by Seller Parent and, assuming due authorization, execution and delivery by Buyer, constitutes a valid and binding obligation of Seller Parent, enforceable against Seller Parent in accordance with its terms, except as enforcement may be limited by receivership, conservatorship and supervisory powers of bank regulatory agencies generally, as well as bankruptcy, insolvency, reorganization, moratorium or other laws of general applicability relating to or affecting creditors’ rights, or the limiting effect of rules of law governing specific performance, equitable relief and other equitable remedies or the waiver of rights or remedies.

(c) No Conflict. The execution, delivery and performance of this Agreement and any instruments and documents executed pursuant hereto by Seller Parent do not, and will not:

(1) violate any provision of the charter, bylaws or other organizational documents of Seller Parent;

(2) constitute a breach or violation of, or default under, any Legal Requirement, Order or Government Authorization to which Seller Parent is subject, which breach, violation or default, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect;

PURCHASE AND ASSUMPTION AGREEMENT - FIRST FINANCIAL BANK, N.A (“BUYER”), FLAGSTAR BANK, FSB (“SELLER”) AND FLAGSTAR BANCORP, INC. (“SELLER PARENT”) DATED AUGUST 15, 2011

(3) constitute a breach or violation of, or default under, any agreement or instrument of Seller Parent or to which Seller Parent is subject or by which Seller Parent is otherwise bound, which breach, violation or default, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect; or

(4) result in the creation of any Lien other than Permitted Liens upon any of the Assets.

41. Interpretation. When a reference is made in this Agreement to Articles, Sections or Exhibits, such reference shall be to an Article, Section of or Exhibit to this Agreement unless otherwise indicated. The Recitals hereto constitute an integral part of this Agreement. References to Sections include subsections, which are part of the related Section (e.g., a section numbered “Section 5.13(a)” would be part of “Section 5.13” and references to “Section 5.13” would also refer to material contained in the subsection described as “Section 5.13(a)”). The table of contents, index and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The phrases “the date of this Agreement,” “the date hereof” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date set forth in the Preamble to this Agreement. Whenever the terms “party” or “parties” or similar words are used herein, they are meant to refer solely to the Seller and Buyer and not to the Seller Parent unless the context clearly requires otherwise.

42. Termination Fee.

(a) In the event that (i) this Agreement is terminated by Buyer pursuant to Sections 24(b) (provided that the underlying Legal Proceeding is brought by Seller, Seller Parent or any of their respective Affiliates, employees, officers, directors, agents representatives, stockholders, member or partners or is brought by an unaffiliated third party through the direct or indirect encouragement of Seller, Seller Parent or any of their respective Affiliates, employees, officers, directors, agents, representatives, stockholders, member or partners), (c) or (f), and (ii) a Triggering Event occurs within 270 calendar days after the effective date of such termination, then Seller shall pay to Buyer as promptly as reasonable practicable (and in any event, within two (2) Business Days following such Triggering Event) by wire transfer in immediately available funds to an account specified by Buyer in writing to Seller a payment of One Million Dollars ($1,000,000) (a “Termination Fee”). As used herein, the term “Triggering Event” shall mean the purchase of at least a majority of the Assets or the assumption of a majority of the Liabilities, directly or indirectly, by any Person that is not Affiliated with Seller or Seller Parent as of the date hereof or Seller or Seller Parent enters into an agreement with respect to the purchase of least a majority of the Assets or the assumption of a majority of the Liabilities with any Person that is not Affiliated with Seller or Seller Parent as of the date hereof.

(b) Seller acknowledges that the agreements contained in this Section are an integral part of the transactions contemplated by this Agreement, that, without these agreements, Buyer would not enter into this Agreement. Seller also acknowledges that the payment of the Termination Fee is not a penalty, but in each case is liquidated damages in a reasonable amount that will compensate Buyer in the circumstances in which such Termination Fee is payable for the efforts and resources expended and the

PURCHASE AND ASSUMPTION AGREEMENT - FIRST FINANCIAL BANK, N.A (“BUYER”), FLAGSTAR BANK, FSB (“SELLER”) AND FLAGSTAR BANCORP, INC. (“SELLER PARENT”) DATED AUGUST 15, 2011

opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision. For the avoidance of doubt, the amount of damages that Buyer may recover from Seller pursuant to this Section shall not be governed or limited by Section 19 of this Agreement, which Section 19 only applies to claims for indemnification made by Buyer or Seller, if any, made by Buyer or Seller following the Closing.

(c) If Seller fails to promptly pay the Termination Fee when due in accordance with the applicable requirements of this Section, and, in order to obtain such payments Buyer commences a suit that results in a judgment against Seller for the Termination Fee, Seller shall pay to Buyer its reasonable out-of-pocket costs and expenses (including reasonable attorney’s fees) in connection with such suit.

**END OF AGREEMENT; BALANCE OF PAGE LEFT BLANK; SIGNATURE PAGE FOLLOWS**

PURCHASE AND ASSUMPTION AGREEMENT - FIRST FINANCIAL BANK, N.A (“BUYER”), FLAGSTAR BANK, FSB (“SELLER”) AND FLAGSTAR BANCORP, INC. (“SELLER PARENT”) DATED AUGUST 15, 2011

The parties have caused this Agreement to be executed on their behalf by duly authorized officers on and as of the date first above written.

FIRST FINANCIAL BANK, N.A.

By:	/s/ J. Franklin Hall

Name:	J. Franklin Hall

Title:	EVP & Chief Financial Officer

FLAGSTAR BANK, FSB

By:	/s/ Paul Borja

Name:	Paul Borja

Title:	Exec VP & CFO

FLAGSTAR BANCORP, INC., solely with respect to Sections 14(b) (Non-solicitation and Non-compete), 28 (Governing Law), 30 (Parties in Interest; Third Party Beneficiaries), 32 (Specific Performance), 33 Assignability, 37 (Exclusive Dealing), 39 (Waiver of Jury Trial) and 40 (Representations and Warranties of Seller Parent)

By:	/s/ Paul Borja

Name:	Paul Borja

Title:	Exec VP & CFO

SIGNATURE PAGE TO PURCHASE AND ASSUMPTION AGREEMENT

PURCHASE AND ASSUMPTION AGREEMENT - FIRST FINANCIAL BANK, N.A., HAMILTON, OHIO (“BUYER”) AND FLAGSTAR BANK, FSB (“SELLER”) DATED AUGUST 15, 2011

ANNEXES, EXHIBITS AND SCHEDULES

Annex and Exhibits
Annex I:	Definitions
Exhibits:
Exhibit A:	Draft Closing Statement
Exhibit B:	Deeds for Premises
Exhibit C:	Bill of Sale
Exhibit D:	Lease Assignment and Assumption Agreement
Exhibit E:	Seller’s Secretary Certificate/Certificate of Incumbency
Exhibit F:	Assignment and Assumption Agreement
Exhibit G:	Seller’s Resignation as IRA and Keogh Accounts Trustee and Appointment of Buyer as Successor Trustee and Buyer’s Acceptance as Successor Trustee
Exhibit H:	Seller’s CEO Certificate
Exhibit I:	Landlord Consents to Assignment of Leases
Exhibit J:	Treasury Regulation 1.1445-2(b)(2) Certificates of Non-Foreign Status
Exhibit K:	Buyer’s Secretary Certificate/Certificate of Incumbency
Exhibit L:	Buyer’s CEO Certificate

Seller Disclosure Schedule to Agreement
Schedule 1(a)(1)	Real Estate Owned
Schedule 1(a)(2)	Personal Property
Schedule 1(a)(4)	Branch Leases
Schedule 1(a)(5)	Prepaid Expenses
Schedule 1(a)(6)	Assigned Contracts
Schedule 1(b)	Additional Assets
Schedule 2(a)(1)	Deposit Liabilities
Schedule 2(a)(3)	Accrued Liabilities
Schedule 6(a)(18)	Keys, Combinations, Vault and ATM Manuals
Schedule 9(d)	Environmental Matters
Schedule 9(e)	Deposit Liabilities – Enforceability
Schedule 9(g)	Regulatory Approval and Regulatory Agreement
Schedule 9(i)(2)	Seller Notices
Schedule 9(i)(3)	Consents
Schedule 9(l)	Personal Property Maintenance Schedule
Schedule 9(n)	Employment and Labor
Schedule 9(s)	Limitations on Representations and Warranties
Schedule 12	Exceptions to Sellers’ Covenants
Schedule 12(g)	Prior Commitments
Schedule 12(m)	Branch Lease Amendments, Terminations, and Extensions
Schedule 12(n)	Material Improvements
Schedule 14(b(1)(c)	Home Lending Offices
Schedule 15(o)	Intellectual Property License
Schedule I	Online Deposit Liabilities

Buyer Disclosure Schedule to Agreement

Schedule 10(d)	Buyer’s Regulatory Approvals

PURCHASE AND ASSUMPTION AGREEMENT - FIRST FINANCIAL BANK, N.A., HAMILTON, OHIO (“BUYER”) AND FLAGSTAR BANK, FSB (“SELLER”) DATED AUGUST 15, 2011

ANNEX I

Definitions

“Accrued Interest” shall mean, as of any date, with respect to the Deposit Liabilities, the interest, dividends, fees, costs and other charges that have been accrued but not paid, credited, or charged to the Deposit Liabilities, all as set forth in Seller’s general ledger.

“Accrued Liabilities” has the meaning set forth in Section 2(a)(3).

“ACH” has the meaning set forth in Section 15(e).

“ACH Direct Deposit Cut-Off Date” has the meaning set forth in Section 15(e).

“Additional Assets” has the meaning set forth in Section 1(b).

“Adjusted Payment Amount” means as of the Closing Date (x) the aggregate balance (including Accrued Interest) of the Deposit Liabilities and Accrued Liabilities, minus (y) the Purchase Price, each as set forth on the Final Closing Statement. For avoidance of doubt, the Adjusted Payment Amount may be a negative amount.

“Adjustment Date” has the meaning set forth in Section 3(b)(2).

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person; provided, however, that for purposes of this Agreement, MP Thrift Investments, L.P. and its Affiliates (but excluding Seller, Seller Parent and their subsidiaries and their respective directors) shall not be deemed to be Affiliates of Seller or Seller Parent.

“Agreement” has the meaning set forth in the recitals hereto.

“Applicable Environmental Laws” shall mean any applicable federal, state or local law, common law or statute, ordinance, rule or regulation, pertaining to Hazardous Substances, pollution, contamination, human and worker health and safety, greenhouse gases/climate change, and otherwise regarding the environment, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. §§9601, et seq.; the Resource Conservation and Recovery Act, as amended 42 U.S.C. §§6901, et seq.; the Clean Water Act, 33 U.S.C. §§1251, et seq.; the Safe Drinking Water Act, 42 U.S.C. 300f-300j; the Occupational Safety and Health Administration Act of 1970 (29 U.S.C. 651 et seq., the Hazardous Materials Transportation Act, as amended, 40 U.S.C. § 1801, et seq., as amended; and the federal Clean Air Act, 42 U.S.C. § 7401 et seq., as amended.

“Assets” has the meaning set forth in Section 1.

“Assigned Contracts” has the meaning set forth in Section 1(a)(6).

“Assignment and Assumption Agreement” has the meaning set forth in Section 6(a)(7).

“ATMs” shall mean those full service and cash dispensing automated teller machines identified in Schedule 1(a)(2)A hereof.

“Branches” shall mean the branch offices of Seller identified on Schedule 1(a)(2), and “Branch” refers to each such Branch or any one of the Branches.

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“Branch Leases” shall mean the leases under which Seller leases land and/or buildings used as Branches, including ground leases, together with the real property interests, and any and all other rights, granted thereunder to Seller. in each case as listed on Schedule 1(a)(4) hereof.

“Branch Lease Security Deposits” shall mean all security deposits associated with the Branch Leases.

“Business Day” shall mean any day that the Federal Reserve Bank of Cleveland is open, and which is not a Saturday or Sunday.

“Buyer” has the meaning set forth in the preamble.

“Buyer’s Phase I Report” has the meaning set forth in Section 8(h)(1).

“Buyer Regulatory Approvals” has the meaning set forth in Section 10(d).

“Cap Amount” has the meaning set forth in Section 19(e).

“Cash on Hand” has the meaning set forth in Section 1(a)(3).

“Closing” has the meaning set forth in Section 5(a).

“Closing Date” has the meaning set forth in Section 5(a).

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Consent” has the meaning set forth in Section 9(i)(3).

“Deposit Liabilities” or “Deposit Liability” shall mean Seller’s obligations and liabilities (including all CDARS) relating to (a) Seller’s deposit accounts at the Branches which are listed on Schedule 2(a)(1), and (b) Seller’s deposit accounts at the Branches which are opened on behalf of a customer between the date of this Agreement and the close of business on the Closing Date which are added to Schedule 2(a)(1), in the case of each of clauses (a) and (b), collected and uncollected deposits and together with Accrued Interest thereon, all as exists at the close of business on the Closing Date, but, in the case of each of clause (a) and (b), excluding any (1) Excluded Deposits, (2) any claim or other liability relating to the origination or administration of any deposit account prior to the close of business on the Closing Date and (3) obligations and liabilities relating to deposit accounts owned or maintained by Affiliates of Seller.

“Deposit Premium” has the meaning set forth in Section 3(a)(6).

“Disputed Items” has the meaning set forth in Section 3(b)(3)(A).

“Draft Closing Statement” means a draft closing statement in the form attached hereto as Exhibit A, prepared by Seller, as of the close of business on the fifth (5th) Business Day preceding the Closing Date setting forth an estimated calculation of both the Estimated Purchase Price and the Estimated Payment Amount.

“Employee Benefit Plan” means “employee benefit plan” as defined in Section 3(3) of ERISA and any other bonus, incentive-compensation, deferred-compensation, profit-sharing, stock-option, stock-appreciation-right, stock-bonus, stock-purchase, employee-stock-ownership, savings, severance, change-in-control, supplemental-unemployment, layoff, salary-continuation, retirement, severance, pension, health, life-insurance, disability, accident, group-insurance, vacation, holiday, sick-leave,

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fringe-benefit or welfare plan, and any other employee compensation or benefit plan, agreement, policy, practice, commitment, contract or understanding (whether qualified or nonqualified, currently effective or terminated, written or unwritten) related thereto that (i) is maintained or contributed to by a Person or any entity or trade or business (whether or not incorporated) that together with such Person is treated as a single employer under any of Sections 414(b), (c), (m) or (o) of the Code or Section 4001(a)(14) of ERISA (each an “ERISA Affiliate”), or with respect to which a Person or any of its ERISA Affiliates has or may have any liability, and (ii) provides benefits, or describes policies or procedures applicable to any current or former employee, officer, director, consultant or contractor of such Person or an ERISA Affiliate, regardless of how (or whether) liabilities for the provision of benefits are accrued or assets are acquired or dedicated with respect to the funding thereof).

“Environmentally Excluded Deposits” has the meaning set forth in Section 8(h)(2).

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.”

“ERISA Affiliate” has the meaning set forth in the definition of Employee Benefit Plan (above).

“Escheat Deposits” means, as of any date, Deposit Liabilities and safe deposit box contents, in each case held on such date at the Branches which become subject to escheat, in the calendar year in which the Closing occurs, to any Governmental Entity pursuant to applicable escheat and unclaimed property laws.

“Estimated Payment Amount” means (x) the aggregate balance (including Accrued Interest) of the Deposit Liabilities and Accrued Liabilities, if any, minus (y) the Estimated Purchase Price, each as set forth on the Draft Closing Statement as reasonably mutually agreed by Seller and Buyer prior to Closing. For avoidance of doubt, the Estimated Payment Amount may be a negative amount.

“Estimated Purchase Price” shall mean the estimate of the Purchase Price for purposes of, and as set forth on the Draft Closing Statement.

“Excluded Assets” has the meaning set forth in Section 14(d).

“Excluded Deposits” shall mean all of Seller’s obligations and liabilities relating to Seller’s deposit accounts at the Branches which are (a) Excluded IRAs, (b) Excluded Keoghs, (c) subject to any order, agreement or encumbrance that materially restricts the payment of funds from such accounts, or (d) those deposit liabilities that are or would be considered “brokered deposits” for purposes of the rules and regulations of the FDIC, any of which, as of the date hereof, are listed on Schedule AI, (e) any Deposit Liabilities that constitute security for loans (whether held in escrow or otherwise), (f) Escheat Deposits, (g) any Environmentally Excluded Deposits or (h) Online Deposit Liabilities.

“Excluded Employees” has the meaning set forth in Section 15(l)(1).

“Excluded IRA” shall mean an IRA which if, pursuant to the terms of the documentation governing any such IRA account or applicable Legal Requirement, (a) Seller is not permitted to appoint Buyer as successor trustee or custodian, or the IRA grantor objects in writing to such designation, or is entitled to, and does, in fact, name a successor trustee or custodian other than Buyer, or (b) such IRA account includes assets which are not deposit accounts subject to transfer to Buyer and which would result in a loss of qualification of such IRA account under the Code or applicable IRS regulations under transfer to Buyer.

“Excluded Keoghs” shall mean those Keogh Accounts that as five (5) Business Days prior to the Closing Date Buyer is unable to retain the Deposit Liabilities with respect to such Keogh Accounts.

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“Excluded Liabilities” has the meaning set forth in Section 2(b).

“Federal Funds Rate” on any day means the per annum rate of interest (rounded upward to the nearest 1/100 of 1%) which is the weighted average of the rates on overnight federal funds transactions arranged on such day or, if such day is not a Business Day, the previous Business Day, by federal funds brokers computed and released by the Federal Reserve Bank of New York (or any successor) in substantially the same manner as such Federal Reserve Bank currently computes and releases the weighted average it refers to as the “Federal Funds Effective Rate” at the date of this Agreement.

“FedWire Direct Deposit Cut-Off Date” has the meaning set forth in Section 15(e).

“Final Allocation Determination” has the meaning set forth in Section 3(c)(2).

“Final Closing Statement” means a final closing statement, prepared by Seller, on or before the thirtieth (30th) calendar day following the Closing Date setting forth both the Purchase Price and each component thereof and the Adjusted Payment Amount.

“Firm” has the meaning set forth in Section 3(b)(3)(C).

“Firm Determination” has the meaning set forth in Section 3(b)(3)(C).

“Firm Expenses” has the meaning set forth in Section 3(b)(3)(C).

“GAAP” means generally accepted accounting principles in the United States, except as modified in accordance with the instructions promulgated by the Federal Financial Institutions Examination Council for the preparation of Consolidated Reports of Condition and Income, consistently applied.

“Government Authorization” means any consent, license, franchise registration, certification, certificate of public convenience, authorization or permit issued, granted, given or otherwise made available by or under the authority of any Government Entity or to any Legal Requirement.

“Governmental Entity” means any government or governmental regulatory body thereof, or political subdivision thereof, whether foreign, federal, state or local, or any agency, instrumentality or authority thereof, or any court or arbitrator (public or private).

“Hazardous Substance or Substances” means any hazardous or toxic substances, materials or wastes, including, but not limited to those substances, materials, and wastes listed in the United States Department of Transportation’s Hazardous Materials Table (49 CFR Part 172.101) or by the United States Environmental Protection Agency as hazardous substances (40 CFR Part 302) and amendments thereto, or such substances, materials and wastes which are or become regulated under any applicable Legal Requirement. Hazardous Substances shall include, but not be limited to: (i) petroleum,, including but not limited to, gasoline and diesel, additives and components thereof, fuel oil, sludge, oil refuse, and oil mixed with wastes; (ii) asbestos; (iii) mold, (iv) radionuclides or radioactive materials and substances, (v) medical waste, (vi) polychlorinated biphenyls (PCBs); (vii) substances designated as a “hazardous substance” pursuant to Section 311 of the Clean Water Act, 33 U.S.C. § 1321 or pursuant to Section 307 of the Clean Water Act, 33 U.S.C. § 1317; (viii) defined as a “hazardous waste”, “universal waste,” and other forms of waste pursuant to the Resource Conservation and Recovery Act, 42 U.S.C. §6903, as amended; (ix) defined as a “hazardous substance” pursuant to Section 101 of the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. § 9601 et seq., as amended; (x) included as a hazardous material, substance or related material in the Hazardous Materials Transportation Act, as amended, 40 U.S.C. § 1801, et seq., as amended; or (xi) listed as a hazardous air pollutant pursuant to the federal Clean Air Act, 42 U.S.C. § 7401 et seq., as amended.

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“Hired Employee” has the meaning set forth in Section 15(l)(1).

“Indemnified Party” means, with respect to a particular matter, a Person who is requesting indemnification from another party hereto pursuant to Section 19.

“Indemnifying Party” means, with respect to a particular matter, a Person who is being asked to provide indemnification under Section 19 to another party.

“Insolvency Proceeding” has the meaning set forth in Section 9(q).

“Insured Exception” has the meaning set forth in Section 15(p).

“Intellectual Property” means intellectual property and proprietary information, in any and all media, including digital, and in any jurisdiction, including all (a) patents and patent applications (including all reissuances, continuations, continuations-in-part, divisions, revisions, extensions and reexaminations thereof) and patent disclosures, inventions, discoveries, ideas and improvements (whether or not patentable and whether or not reduced to practice); (b) trademarks, service marks, trade dress, trade names, Internet domain names, uniform resource locators (URLs), logos, slogans, certification marks relating to the Assets and Liabilities; (c) copyrightable works of authorship, including all statutory and common law copyrights associated therewith; (d) all registrations, applications, extensions, modifications and renewals for any of the items listed in clauses (b) and (c); (e) trade secrets, product plans, technology and know-how; (f) websites; (g) computer and software programs, including operating systems, applications, routines, interfaces, and algorithms, whether in source code or object code; and (h) manuals, user and technical documentation, data, databases, flow charts and developers’ notes.

“IRA” means an “individual retirement account” or similar account created by a trust for the exclusive benefit of any individual or his beneficiaries in accordance with the provisions of Section 408 of the Code. An IRA shall be a Deposit Liability to the extent it is not an Excluded IRA.

“Item” means checks, drafts, negotiable orders of withdrawal and items of a like kind which are drawn on or deposited and credited to the Deposit Liability accounts.

“Keogh Account” means a non-discretionary account created by a trust for the benefit of employees (some or all of whom are owner-employees) and that complies with the provisions of Section 401 of the Code.

“Knowledge” means, with respect to Seller and Seller Parent, the actual knowledge after reasonable inquiry and investigations of any of Seller’s or Seller Parent’s officers that hold the title of senior vice president or above and have responsibility with respect to the Branches or the Assets or Liabilities and, with respect to Buyer, the actual knowledge, after reasonable inquiry and investigation, of any executive officer of Buyer.

“Lease Assignments” has the meaning set forth in Section 6(a)(3).

“Legal Proceeding” means any judicial, administrative or arbitral actions, suits, mediations, investigations, inquiries, proceedings (public or private) or claims (including counterclaims) by or before a Governmental Entity, including any civil, criminal, investigative or informal actions, audits, demands, claims, hearings, litigations, disputes, inquiries, investigations or other proceedings of any kind or nature.

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“Legal Requirement” means any federal, state, or local law, constitution, ordinance, code, rule of common law, regulation, statute or treaty.

“Liabilities” has the meaning set forth in Section 2(a).

“Licensed IP” shall have the meaning set forth in Section 15(o).

“Lien” shall mean any lien, easement, restriction, pledge, charge, encumbrance, security interest, mortgage, deed of trust, lease, option or other adverse claim of any nature whatsoever and of any kind or description.

“Loss” means the amount of losses, liabilities, damages (including forgiveness or cancellation of obligations) and reasonable expenses (including reasonable expenses of investigation and reasonable attorneys’ fees and expenses in connection with any action, suit or proceeding) actually incurred or suffered by the Indemnified Party or its Affiliates in connection with a matter described in Article 20 less (i) the net tax benefit received by the party incurring the loss and claiming indemnification under Article 20 and (ii) the amount of any amount actually recovered under insurance policies (net of all third party costs and expenses incurred in pursuing any such insurance recovery, including, but not limited to, those relating to deductibles and actual premium adjustments directly resulting from such damage, loss, liability or expense) or third party indemnification obligations or other actual recovery directly related to such losses.

“Material Adverse Effect” means (a) with respect to Seller, a material adverse effect on (i) the business or results of operations, prospects, or financial condition of the Branches, the Assets and the Liabilities, taken as a whole (excluding any effect to the extent resulting from (A) changes, after the date hereof, in generally accepted accounting principles or regulatory accounting requirements applicable to banks or savings associations and their holding companies generally, (B) changes, after the date hereof, in laws, rules or regulations of general applicability or interpretations thereof by Governmental Entities, (C) changes, after the date hereof, in global or national political conditions or in general U.S. or global economic or market conditions affecting banks or savings associations or their holding companies generally (including general changes in interest or exchange rates or in credit availability and liquidity), (D) the commencement, occurrence, continuation or intensification of any war, sabotage, armed hostilities or acts of terrorism not directly involving or impacting the Assets or the Liabilities, or (E) actions by Buyer or Seller taken pursuant to the express requirements of this Agreement; provided that such matters in clauses (A), (B), (C) and (D) shall not be excluded to the extent that they have a disproportionate adverse effect on the Branches, the Assets and Liabilities, taken as a whole, or (ii) the ability of Seller to perform any of its financial or other obligations under this Agreement, including the ability of Seller to timely consummate the transactions as contemplated by this Agreement; and (b) with respect to Buyer, a material adverse effect on the ability of Buyer to perform any of its financial or other obligations under this Agreement, including the ability of Buyer to timely consummate the transactions as contemplated by this Agreement.

“Net Book Value” shall mean the carrying value of each of the Assets as reflected on the books of Seller in accordance with GAAP and pursuant to the accounting policies and practices of the Seller.

“Notice of Allocation Disagreement” has the meaning set forth in Section 3(c)(2)(A).

“Notice of Disagreement” has the meaning set forth in Section 3(b)(3)(A).

“Objection” has the meaning set forth in Section 8(h)(1).

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“OCC” shall mean the Office of the Comptroller of the Currency.

“Online Deposit Liabilities shall mean Deposit Liabilities owned by Indiana residents obtained through an online offering as identified on Schedule I.

“Order” means any order, injunction, judgment, doctrine, decree, ruling, writ, assessment or arbitration award of a Governmental Entity.

“Permitted Liens” shall mean (a) Liens for taxes, assessments, charges or levies of a Governmental Entity not yet due and payable, incurred in the ordinary course of business and which are not material, individually or in the aggregate, to the overall value of any Asset to which such Lien(s) attach, and (b) Liens imposed by law, such as carriers’, warehousemen’s, materialmen’s and mechanics’ Liens and other similar Liens arising in the ordinary course of business, which are not material, individually or in the aggregate, to the overall value of any Assets to which such Lien(s) attach and (c) Liens listed in any title policy or title commitment relating to the Premises issued in favor of Buyer in connection with the transactions contemplated by this Agreement, which are expressly accepted in writing by the Buyer, provided that such Lien does not affect the operation of the Branch as a retail banking facility as it is operated as of the date of this Agreement.

“Person” shall mean any individual, partnership, joint venture, corporation, trust, limited liability company, association, unincorporated organization, Government Entity or other entity.

“Personal Property” has the meaning set forth in Section 1(a)(2).

“Phaseout Period” shall have the meaning set forth in Section 15(o)(1).

“POS” has the meaning set forth in Section 15(i).

“Premises” has the meaning set forth in Section 1(a)(1).

“Prepaid Expenses” has the meaning set forth in Section 1(a)(5).

“Proposed Allocation Statement” has the meaning set forth in Section 3(c)(1).

“Purchase Price” has the meaning set forth in Section 3(a).

“Records” means all original (or duplicates to the extent not available) records, documents, account cards, books, reports, tapes, files, title policies, or where reasonable and appropriate copies thereof (for each case whether or not in electronic form), in Seller’s possession or otherwise reasonably available that pertain to and are used by Seller to administer, reflect, monitor, evidence or record information respecting the business or conduct of the Branches, the Assets, the Liabilities, and the Deposit Liabilities, including all such records maintained to comply with any Legal Requirement to which the Deposit Liabilities are subject, including but not limited to applicable unclaimed property and escheat laws; provided, however, it is understood and agreed that Seller shall be permitted to retain such books and records that contain information exclusively relating to other assets and liabilities not constituting Assets and Liabilities; provided further that in any such case Seller shall provide to Buyer such portions or copies of such records as are (i) reasonably necessary to vest in Buyer title to any of the Assets or for the enforcement of Buyer’s rights, title or interest in the Assets or the Liabilities or (ii) reasonably necessary and material to Buyer’s conduct of the business of the Branches after the Closing.

“Regulatory Agreement” has the meaning set forth in Section 9(g)(3).

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“Regulatory Approvals” means all approvals, authorizations, waivers or consents of, or notices to, any Governmental Entity required to consummate the transactions contemplated by this Agreement, including the following: (i) any required approvals of, consents and/or notices to the OCC, and (ii) the expiration of any waiting period associated with any required Regulatory Approval.

“Required Consents” has the meaning set forth in Section 9(i)(3).

“Seller” has the meaning set forth in the preamble.

“Seller Disputed Items” has the meaning set forth in Section 3(c)(2)(A).

“Seller Parent” shall mean Flagstar Bancorp, Inc.

“Seller Regulatory Approvals” means any Regulatory Approvals required by Seller prior to Seller consummating the transactions contemplated by this Agreement.

“Seller Notices” has the meaning set forth in Section 9(i)(2).

“Survival Period” has the meaning set forth in Section 16(a).

“Target Entity” and “Target Entity Indiana Branches” each have the meaning as set forth in Section 14(b)(4).

“Third Party Claim” means any Legal Proceeding by a Person not a party to this Agreement and not an Affiliate of one of the parties hereto.

“Title Commitment” has the meaning set forth in Section 15(p).

“Title Company” has the meaning set forth in Section 15(p).

“Title Objection” has the meaning set forth in Section 15(p).

“Transaction Agreement(s)” means the Bill of Sale, Assignment and Assumption Agreement, Lease Assignment and Assumption Agreement, and such other written agreements as the parties may execute and deliver at the Closing.

“Transfer Date” has the meaning set forth in Section 15(l)(1).

“Transition Services Agreement” has the meaning set forth in Section 11.

“Unresolved Allocation Changes” has the meaning set forth in Section 3(c)(2)(C).

“Unresolved Changes” has the meaning set forth in Section 3(b)(3)(C).

“WARN” has the meaning set forth in Section 15(l)(4).

A1-8

J. Frank Hall EVP/Chief Financial Officer 201 East Fourth Street Suite 1900 Cincinnati, Ohio 45202

Via Email & U.S. Mail

November 3, 2011

Personal & Confidential

Flagstar Bank, FSB

Attn: Paul D. Borja, Executive Vice-President

and Chief Financial Officer

5151 Corporate Drive

Troy, Michigan 48098-2639

Kutak Rock LLP

Attn: Jeremy T. Johnson

1101 Connecticut Avenue, N.W.

Suite 1000

Washington, DC 20036-4374

Re:	Flagstar/First Financial

December 2, 2011 Closing Timeline

Dear Paul:

This is a follow-up letter to formalize discussions regarding transaction timing. Both parties are targeting an early closing date of December 2, 2011. To facilitate this, the parties agree to adjust certain timeframes in the Purchase and Assumption Agreement dated August 15, 2011 as follows:

•	Closing Date: The December 9, 2011 date in Section 5(a) of the Agreement is changed to December 2, 2011.

•

Customer Notices: Irrespective of timeframes in Section 15(c) of the Agreement, the deadline for delivery of the direct customer communications described in this section shall be extended to November 11, 2011.

•	ATM Cards: The deadline for delivery of the ATM access/debit cards shall be extended to November 22, 2011.

•

Employment Offers: Irrespective of any timeframes in the Agreement that may be construed to the contrary, may make employment offers to Seller’s employees assigned to the Branches and provide training to such employees. Such offers must be conditioned upon consummation of the transaction.

•

Public CDs: Deposit Liabilities being acquired by Buyer will not include certificate of deposit accounts owned by municipal. state, or other public or governmental entities (including public hospitals and schools).

Please return a signed copy of this letter to me to confirm Flagstar’s agreement. Do not hesitate to contact me at the above number or email address if you have any questions.

Sincerely,

/s/ J. Franklin Hall

J. Franklin Hall

EVP & Chief Financial Officer

First Financial Bank, N.A.

Agreed and Accepted:

Flagstar Bank, F.S.B.

By: /s/ Paul Borja

Name: Paul Borja

Its: EVP/CFO

Cc:	Gregory A. Gehlmann, EVP & Corporate General Counsel—First Financial Bank J. Michael DeLise, FVP & Director of Technology—First Financial Bank